One Technology Drive / P. O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605

The Annual Meeting of Shareholders of Rogers Corporation, a Massachusetts corporation, will be held on Friday, May 6, 2016, at 10:30 a.m., local time, at the Hyatt Harborside Hotel at Logan International Airport, 101 Harborside Drive, Boston, Massachusetts 02128 for the following purposes:

1.
To elect eight members of the Board of Directors for the ensuing year:  Keith L. Barnes, Michael F. Barry, Bruce D. Hoechner, Carol R. Jensen, William E. Mitchell, Ganesh Moorthy, Helene Simonet, and Peter C. Wallace.

2.	To vote on a non-binding advisory resolution to approve the compensation of the Company's named executive officers.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2016.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on March 9, 2016, the record date fixed by the Board of Directors for such purpose.

Regardless of whether you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly voting electronically over the Internet or by telephone or by marking, dating, signing, and returning your proxy card in the pre-addressed, postage-paid return envelope (which will be provided to those shareholders who request to receive paper copies of these materials by mail), or by returning your voting instruction card to your broker. If for any reason you desire to revoke or change your proxy, you may do so at any time before it is exercised. The proxy is solicited by the Board of Directors of Rogers Corporation.

We cordially invite you to attend the meeting.

Directions to the Annual Meeting of Shareholders can be obtained by contacting the office of the Corporate Secretary at 860-774-9605.

By Order of the Board of Directors

Jay B. Knoll, Vice President, General Counsel & Corporate Secretary

March 24, 2016

Proxy Statement Table of Contents

Proxy Statement	3
Proposal 1: Election of Directors	6
Nominees for Director, Director Qualifications and Experience	6
Stock Ownership of Management	9
Beneficial Ownership of More than Five Percent of Rogers Stock	10
Corporate Governance Policies	11
Board of Directors	12
Director Independence	12
Board Leadership Structure	12
Board Diversity	13
The Board's Role in Risk Oversight	13
Meetings of the Board and Committees	13
Directors' Compensation	15
Audit Committee Report	16
Compensation Discussion and Analysis	17
2015 Compensation	19
Compensation and Organization Committee Report	24
Summary Compensation Table	25
All Other Compensation for Fiscal Year 2015	26
Grants of Plan Based Awards for Fiscal Year 2015	27
Additional Information Regarding (i) the Summary Compensation Table, and (ii) Stock Awards Shown in Grants of Plan-Based Awards for Fiscal Year 2015	28
Outstanding Equity Awards at the End of Fiscal Year 2015	29
Option Exercises and Stock Vested for Fiscal Year 2015	31
Pension Benefits at End of Fiscal Year 2015	31
Non-Qualified Deferred Compensation at End of Fiscal Year 2015	32
Potential Payments on Termination or Change in Control	33
Post Termination Table	38
Proposal 2: Vote on a Non-Binding Advisory Resolution to Approve the Compensation of NEOs	40
Proposal 3: Ratification of PricewaterhouseCoopers LLP as Independent Auditor	41
Related Party Transactions	43
Section 16(a) Beneficial Ownership Reporting Compliance	44
Shareholder Proposals and Other Shareholder Business at the 2017 Annual Meeting of Shareholders	44
Solicitation of Proxies	44
"Householding" of Proxy Materials	45
Communications with Members of the Board of Directors	45
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 6, 2016	45
Availability of Certain Documents	45

One Technology Drive / P. O. Box 188 / Rogers, CT 06263-0188 / 860.774.9605

Proxy Statement

We are providing you with this proxy statement and proxy card (by mail, email, or over the Internet) in connection with the solicitation of proxies by the Board of Directors of Rogers Corporation (“Rogers,” “Company,” “Registrant,” “we” or, when used in the possessive form, “our”) for the Annual Meeting of Shareholders to be held on Friday, May 6, 2016, at 10:30 a.m., local time, at the Hyatt Harborside Hotel at Logan International Airport, 101 Harborside Drive, Boston, Massachusetts 02128.

What is the “Notice Regarding the Availability of Proxy Materials” (the “Notice”) and why did I receive it but no proxy materials by mail or email?

Unless you have requested that we provide a copy of our proxy materials (including our 2015 Annual Report (the "Annual Report")) to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated March 24, 2016 and distribution of the Notice to shareholders is scheduled to begin on or about March 24, 2016. We have adopted this procedure pursuant to rules adopted by the Securities and Exchange Commission (“SEC”) in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for shareholders to access the materials and vote.

What is the purpose of the Annual Meeting of Shareholders?

•
To elect eight members of the Board of Directors for the ensuing year: Keith L. Barnes, Michael F. Barry, Bruce D. Hoechner, Carol R. Jensen, William E. Mitchell, Ganesh Moorthy, Helene Simonet, and Peter C. Wallace. (See pages 6-8 for additional information.)

•	To vote on a non-binding advisory resolution to approve the compensation of our named executive officers. (See page 40 for additional information.)

•
To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2016. (See pages 41-42 for additional information.)

•
To transact such other business as may properly come before the meeting or any adjournment thereof.  As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

Who can vote at the Annual Meeting of Shareholders?

If you are a shareholder of record as of the close of business on March 9, 2016 (the “record date”), you are entitled to vote at the meeting and any adjournment thereof. As of that date, 18,001,408 shares of Rogers’ capital stock (also referred to as common stock), $1 par value per share, were outstanding.

You are entitled to one vote for each share owned as of the close of business on the record date.

How do I get admitted to the Annual Meeting of Shareholders?

Attendance at the meeting will be limited to the following:

•	Shareholders that hold shares of our capital stock in their own name (as “shareholders of record”) as of the record date;

•	Shareholders that beneficially own shares of our capital stock through a bank, brokerage firm, dealer or other similar organization as nominee (in “street name”) as of the record date;

•	Invited guests from the media and financial community; and

•	Members of Company management who will facilitate the meeting.

You will need an admission ticket or proof of ownership to enter the meeting. An admission ticket is attached to your proxy card if you are a shareholder of record. If your shares are held in street name, you must present proof of your ownership of our capital stock, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you hold your shares in street name and plan to vote in person at the meeting, you will also need to bring a legal proxy from your nominee and present it to the inspector of election with your ballot.

All shareholders also must present a form of photo identification, such as a driver’s license, in order to be admitted to the meeting.

How do I vote shares held under my name?

If you are a shareholder of record, you may instruct the Company on how to vote your shares by:

•	using the Internet voting site listed on the proxy card or Notice;

•	using the toll-free telephone number listed on the proxy card; or

•	marking, signing, dating and returning the proxy card by mail.

You may also attend the meeting and vote your shares in person at the meeting.

Shares owned by employees or former employees as a result of participation in the Company's Global Stock Purchase Plan may be voted as set forth above.

How do I vote shares not held under my name?

If your shares are held in street name by a nominee, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card. Shares held in employees' or former employees' 401(k) plan (the Rogers Employees Savings and Investment Plan) may be voted in a similar manner.

Under the rules and practices of the New York Stock Exchange (“NYSE”), if you hold shares through a nominee, your nominee is permitted to vote your shares on certain “routine” matters in its discretion even if the nominee does not receive instructions from you. The proposal to ratify the appointment of PwC is considered a “routine” matter, and your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal. The proposals to elect directors and to approve, on an advisory basis, the compensation of our named executive officers, however, are “non-routine” matters. The absence of voting instructions from you to your nominee on these “non-routine” matters will result in a “broker non-vote” because the nominee does not have discretionary voting power for those proposals. “Broker non-votes” do not constitute votes properly cast favoring or opposing proposals on “non-routine” matters.

How many holders of the Company’s outstanding shares must be present to hold the Annual Meeting of Shareholders?

In order to conduct business at the meeting, it is necessary to have a quorum. The presence, in person or by proxy, of the holders of a majority of the shares of capital stock entitled to vote on a matter at the meeting constitutes a quorum with respect to that matter. “Broker non-votes” and abstentions will be considered present for the purpose of establishing a quorum.

How many votes are required to elect directors? How many votes are required for the other proposals to pass?

•
Election of directors: The eight director nominees receiving the highest number of votes at the meeting will be elected to the Board of Directors, even if such votes do not constitute a majority of the votes cast. Abstentions and “broker non- votes” do not constitute votes properly cast favoring or opposing director elections and, accordingly, neither will have any effect on the outcome of this vote.

•
All other matters: The proposals to ratify the appointment of PwC and to approve, on an advisory basis, the compensation of our named executive officers will be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and, with respect to the proposal to approve, on an advisory basis, certain executive compensation, “broker non-votes” will not have any effect on the outcome of these votes.

You are strongly encouraged to vote your shares.

How will my shares be voted if I complete and return my proxy card?

Whichever method you use to transmit your instructions, your shares of Rogers capital stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, your shares will be voted:

•	FOR the election of the nominees for director;

•	FOR the advisory vote to approve the compensation of our named executive officers;

•	FOR the ratification of the appointment of PwC as the Company’s independent accounting firm; and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting, if any such matters are properly raised at the meeting.

If I execute a proxy, may I still attend the Annual Meeting of Shareholders to vote in person or choose to change or revoke my vote?

Execution of a proxy will not in any way affect your right to attend the meeting and vote in person.

Any shareholder submitting a proxy has the right to revoke it any time before it is exercised by filing a written revocation with the Corporate Secretary of Rogers, by executing a proxy with a later date, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted) or by attending and voting at the meeting.

Who counts the votes?

Representatives of Eagle Rock Proxy Advisors, LLC will tabulate the vote and act as inspectors of the election.

Proposal 1: Election of Directors

The directors of Rogers are elected annually by shareholders and hold office until the next Annual Meeting of Shareholders and thereafter until their successors are chosen and qualified. The Board of Directors has been advised that each nominee will serve if elected. If any of these nominees should become unavailable for election, proxies will be voted for the election of such other person, or for fixing the number of directors at a lesser number, as the Board of Directors may recommend. All of the nominees are currently directors of Rogers and all but Mr. Barnes were elected to their present term of office at the 2015 Annual Meeting of Shareholders. Mr. Barnes was appointed by the Board of Directors on October 8, 2015.

Nominees for Director, Director Qualifications and Experience

The biographical information below identifies the primary experience, qualifications, attributes and skills of (i) the eight nominees for director, and (ii) one current director, Robert G. Paul, who will retire from the Board as of May 6, 2016.
Name, Age as of February 11, 2016, and positions with the Company	Principal Occupation, Business Experience, Directorships and Qualifications
Keith L. Barnes Age 64 Director since 2015
Mr. Barnes is the CEO of Barnes Capital Management, a family investment office focusing primarily on technology investments in Silicon Valley and the Pacific Northwest. From 2006-2011, Mr. Barnes was Chairman and CEO of Verigy Pte Ltd, a leading manufacturer of semiconductor capital equipment. Verigy was domiciled in Singapore and was acquired by Advantest of Japan in 2011. From 2003-2006, Mr. Barnes was Chairman and CEO of Electroglas, a leading manufacturer of semiconductor probing solutions. Mr. Barnes was Chairman and CEO of Integrated Measurement Systems ("IMS") from 1995-2001 when IMS was acquired. Mr. Barnes also serves as a director of the following public companies: Knowles Corporation of Itasca, Illinois; Mentor Graphics Corporation, Wilsonville, Oregon; and Viavi Solutions, Milpitas, California. The qualifications and skills that make Mr. Barnes well suited to serve as a member of our Board include his experience in global manufacturing, supply chain management, semiconductor systems and software development, marketing and sales, international business, governance and executive management, along with  his public board and committee experience.

Michael F. Barry Age 57 Director since 2010 Audit Committee - Chairperson Compensation & Organization Committee
Since 2009, Mr. Barry has been Chairman of the Board of Directors of Quaker Chemical Corporation. He joined the Quaker Board and became Quaker’s President and Chief Executive Officer in 2008. Mr. Barry has held a number of other positions with Quaker since 1998, including Chief Financial Officer, Vice President and Global Industry Leader - Industrial Metalworking and Coatings, and Senior Vice President and Managing Director - North America. By serving in a variety of leadership and executive positions with Quaker, Mr. Barry has gained experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing. This extensive and varied business experience is a valuable resource to the Rogers’ Board of Directors and its management.

Bruce D. Hoechner Age 56 Director since 2011 President and Chief Executive Officer
Mr. Hoechner, who became the Company’s President and Chief Executive Officer in 2011, has many years of broad leadership experience across numerous geographies, businesses and functions in the specialty chemicals industry with particularly strong international business expertise. For over ten years of his career he lived and worked in Singapore, Thailand and most recently, Shanghai, People’s Republic of China. His Asian assignments were first with Rohm and Haas Company, for which he worked for 28 years, and then The Dow Chemical Company after its acquisition of Rohm and Haas in 2009. While in Shanghai, Mr. Hoechner was responsible for a variety of businesses, most recently as President, Asia Pacific Region, Dow Advanced Materials Division. He has also led a number of specialty chemical global business units, which had wide-ranging operations in Europe, North  America, Latin America and Asia. Mr. Hoechner’s broad, global industry experience and his service as our chief executive officer led the Board to conclude that he should continue to serve as a director.

Carol R. Jensen Age 63 Director since 2006 Audit Committee Nominating and Governance Committee
Ms. Jensen is currently President and Principal Partner of Lightning Ranch Group, a privately held group of companies in ranching, real estate, technology consulting, energy and aviation. She previously served as a director of the Microelectronic Computer Corporation and the American Chamber of Commerce - Denmark. She previously held positions at The Dow Chemical Company (as Vice President of Research & Development of Performance Chemicals 2001-2004); 3M Corporation (as Executive Director of Research & Development 2000-2001, Managing Director of 3M Denmark 1998-2000, and Technical Director of 3M’s Electronic Products business 1990-1998) and IBM Corporation (various research, development, marketing and strategic corporate positions 1979-1990). She was also an adjunct professor of Chemistry at the University of Texas, Austin
(1991-1994). In these positions she gained experience in the electronics and Internet industries, the chemical and materials industry, and in research, marketing, development, manufacturing, sales, international business, governance and executive management. This technical background and experience make Ms. Jensen a valuable member of the Company’s Board of Directors and a great resource to its management.

William E. Mitchell
Age 71
Director since 1994*
Lead Director Audit Committee
Nominating and Governance Committee
*During the period April 2007 through May
2008, Mr. Mitchell did not serve on the
Company's Board due to other business commitments.

Mr. Mitchell is the Managing Partner of Sequel Venture Partners, LLC (formerly Sequel Capital Management, LLC), a private equity firm that he founded. He was Chairman of the Board of Directors of Arrow Electronics, Inc., from 2006 to 2009, and President and Chief Executive Officer of Arrow Electronics from 2003 to 2009. Mr. Mitchell was Executive Vice President   of Solectron Corporation and President of Solectron Global Services, Inc., from 1999 to 2003. Other current public company directorships are Humana Incorporated and Veritiv Corporation. Mr. Mitchell’s qualifications and skills include global business leadership and operations experience, financial expertise, global sales and marketing experience, and experience with global supply chain and distribution strategies for industrial and consumer goods.
This business experience is valuable to the Board of Directors and management of Rogers.

Ganesh Moorthy Age 56 Director since 2013 Compensation and Organization Committee Nominating and Governance Committee
In February 2016, Mr. Moorthy was named President of Microchip Technology Incorporated, adding that position to the post of Chief Operating Officer, a title he has held since 2009. Microchip is a leading provider of microcontroller, mixed-signal, analog, memory and Flash-IP solutions. He served as Executive Vice President of Microchip from 2006 to 2009. From 2001 to 2006, Mr. Moorthy served as Vice President of several Microchip divisions. From 2010 to 2014, he served as a member of the Board of Directors of Hua-Hong Grace Semiconductor in Shanghai, China. He is also a member of the University of Washington’s Electrical Engineering Board of Advisors. Mr. Moorthy’s extensive background in a number of Rogers' key industries and his global expertise in business and technology leadership make him well qualified to provide valuable insight to the Board of   Directors and management of Rogers.

Robert G. Paul Age 74 Director since 2000 Audit Committee Compensation and Organization Committee - Chairperson
Mr. Paul is the former President of the Base Station Subsystems Unit of Andrew Corporation, from which he retired in March 2004. From 1991, through July 2003, he was President and Chief Executive Officer of Allen Telecom Inc. which was a public company prior to being acquired by Andrew Corporation during 2003. Mr. Paul joined Allen Telecom in 1970, where he built a career holding various positions of increasing responsibility including Chief Financial Officer. Mr. Paul also serves on the board of directors for two public companies: Comtech Telecommunications Corp. and Kemet Corporation. The Company’s Board of Directors and management benefits from Mr. Paul’s extensive experience in the communications industry, one of the primary market segments into which the Company sells its products. Mr. Paul’s strong financial background adds accounting expertise to the Board’s activities. In addition, Mr. Paul’s experience running a public company with markets throughout the world and manufacturing plants in Europe, Asia and the Americas provides a strong fit with Rogers’ global markets and operations.

Helene Simonet Age 63 Director since 2014 Audit Committee Compensation and Organization Committee
Ms. Simonet served as Executive Vice President and Chief Financial Officer of Coherent, Inc. from 2002 until her retirement in February 2016. Ms.
Simonet served as Vice President of Finance of Coherent’s former Medical Group and Vice President of Finance of its Photonics Division from 1999 to 2002. Prior to joining Coherent, Ms. Simonet spent over twenty years in senior finance positions at Raychem Corporation's Division and Corporate organizations, including Vice President of Finance of Raynet Corporation. Ms. Simonet has both Masters and Bachelor degrees from the University of Leuven, Belgium. Ms. Simonet is a well-rounded executive with broad experience in both executive and financial management of a global technology manufacturing company, international business, mergers and acquisitions, and strategic planning. This experience and her expertise in areas important to Rogers make her an important asset to the Board.

Peter C. Wallace Age 61 Director since 2010 Nominating and Governance Committee -Chairperson Compensation and Organization Committee
Mr. Wallace served as Chief Executive Officer and a director of Gardner Denver Inc., an industrial manufacturer of compressors, blowers, pumps and other fluid control products used in numerous global end markets, until his retirement in January 2016. He previously served as President and Chief Executive Officer, and a director of Robbins & Myers, Inc., from 2004 until 2013, when the company was acquired by National Oilwell Varco, Inc. Prior to joining Robbins & Myers, he was President and Chief Executive Officer of IMI Norgren Group from 2001 to 2004. Mr. Wallace is also a director of Applied Industrial Technologies, Inc., a public company. He also serves on the board of a private manufacturing firm engaged in packaging equipment and consulting services. Mr. Wallace’s career has included senior functional roles in application engineering, sales, marketing, and international operations as well as chief executive officer at three multinational corporations. This broad and extensive leadership and board experience is valuable to Rogers’ Board of Directors and to management.

None of the nominees for director are subject to any arrangement pursuant to which directors will be elected nor are there any family relationships between any directors and any of the Company's executive officers. To the best of our knowledge, there are no pending material legal proceedings in which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Additionally, to the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our directors or nominees for director during the last 10 years.

Mr. Paul is retiring from the Board of Directors when his term expires on the date of the Company’s 2016 Annual Meeting of Shareholders. Upon his retirement, the size of the Board will be reduced to eight directors. The Board may restore the size of the Board to nine at a future time.

Vote Required

Directors will be elected by a plurality of the votes properly cast. This means those nominees receiving the eight highest numbers of votes at the Annual Meeting of Shareholders will be elected, even if such votes do not constitute a majority of the votes properly cast. Abstentions and broker non-votes will not have any effect on the outcome of the proposal.

The Board recommends a vote "FOR" the election of each of the Nominees listed above.

Stock Ownership of Management

This table provides information about the beneficial ownership of Rogers’ capital stock as of March 9, 2016, by each of the current members of the Board of Directors, the named executive officers (“NEOs”) listed in the “Summary Compensation Table” on page 25, and by all current directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to the shares reported.

	Beneficial Ownership
Name of Person or Group	Number of Shares (1)	Percent of Class (2)
Keith L. Barnes	1,200	*
Michael F. Barry	12,200	*
Robert C. Daigle (3)	44,902	*
Jeffrey M. Grudzien	41,049	*
Bruce D. Hoechner (3)	71,577	*
Carol R. Jensen (4)	14,888	*
David Mathieson	1,429	*
William E. Mitchell	14,414	*
Ganesh Moorthy (4)	4,700	*
Robert G. Paul	36,254	*
Helene Simonet	2,400	*
Janice E. Stipp	—	*
Peter C. Wallace (4)	12,200	*
Helen Zhang	2,392
All Directors and Executive Officers as a Group (17 Persons) (1)	272,025	1.5%

*     None of our executive officers or directors owned more than 1.0% of our outstanding capital stock as of March 9, 2016.

(1)
Represents the total number of currently owned shares and shares acquirable within 60 days of March 9, 2016. Shares acquirable under stock options exercisable and, with respect to members of the Board of Directors, which would be receivable in the event of a separation from service within 60 days of March 9, 2016, are as follows (last name/number of shares): Barnes/1,200, Barry/1,300; Daigle/13,800; Grudzien/19,725; Hoechner/23,200; Jensen/1,300; Mitchell/3,399; Moorthy/1,300; Paul/10,300; Simonet/1,300; Wallace/1,300; and the group of 17 individuals/78,124.

(2)
Represents the percent ownership of total outstanding shares of capital stock, based on 18,001,408 shares of common stock outstanding as of March 9, 2016, and on an individual or group basis those shares acquirable by the respective directors and executive officers within 60 days of March 9, 2016, through the exercise of stock options or otherwise as described above.

(3)
Mr. Daigle and Mr. Hoechner own, respectively, 5,556 shares and 11,278 shares as to which investment and voting power is shared with their respective spouses. Mr. Hoechner's total includes 820 shares held by trust for which his spouse serves as trustee.

(4)
Ms. Jensen and Mr. Moorthy own, respectively, 12,688 and 3,400 shares in trusts in which investment and voting power is shared with their respective spouses. Mr. Wallace owns 8,150 shares in a trust in which he has sole investment and voting power.

Beneficial Ownership of More than Five Percent of Rogers Stock

Except as otherwise noted below, this table provides information regarding beneficial ownership of each person known to Rogers to own more than 5% of its outstanding capital stock as of December 31, 2015 based upon filings by each such person with the SEC on Schedule 13G (including amendments) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Unless otherwise noted, the beneficial owners have sole voting and dispositive power with respect to the shares listed below.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	1,708,569	9.5

Neuberger Berman Group LLC (3) 605 Third Avenue New York, NY 10158	1,684,358	9.4

The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	1,359,267	7.6

Wellington Management Group LLP (5) 280 Congress Street Boston, Ma 02210	1,191,608	6.6

(1)	Based on 18,001,408 shares outstanding as of the record date, March 9, 2016.

(2)
Blackrock, Inc., a parent holding company, reports it has sole voting power with respect to 1,666,762 of the shares listed above and sole dispositive power with respect to all of the shares listed above.

(3)
Neuberger Berman Group LLC a parent holding company, reports it has shared voting power with respect to 1,684,358 of the shares listed above and shared dispositive power with respect to all of the shares listed above.

(4)
The Vanguard Group, a registered investment adviser, reports it has sole voting power with respect to 28,649 of the shares listed above and shared dispositive power with respect to 29,149 of the shares listed above and sole dispositive power with respect to 1,330,118 of the shares listed above.

(5)
Wellington Management Group LLP, a registered investment adviser, reports it has shared voting power with respect to 956,811 of the shares listed above and shared dispositive power with respect to 1,191,608 of the shares listed.

Corporate Governance Practices

Rogers has long subscribed to sound corporate governance practices.  Certain of the best practices in which we engage are highlighted below.

•	All directors stand for election annually.

•
The Board of Directors has adopted a retirement policy for directors, which is set forth in Rogers’ Corporate Governance Guidelines, under which directors may not be nominated for election after age 72 unless the Board deems it advisable to do so.

•
The Board of Directors has determined that eight of its nine current directors, representing approximately 89% of the Board, are independent. Rogers’ Corporate Governance Guidelines require that a majority of the Board be independent under NYSE listing requirements but also state that it is the Board of Directors’ goal (but not a requirement) that at least two-thirds of the directors be independent.

•	The Audit Committee has four members whom the Board of Directors has determined are “audit committee financial experts” as defined under SEC regulations.

•
The non-management directors (all of whom currently are independent) regularly meet in executive session and there is an independent “Lead Director” who is responsible for presiding over such meetings.

•	The Board of Directors actively participates in Company strategy by, among other things, annually reviewing a strategic plan and a one-year operating plan that is linked to strategic objectives.

•	The Board of Directors as a whole oversees succession planning with respect to the President and CEO as well as other senior management positions.

•
The Company's Stock Ownership Guidelines are designed to encourage executive officers and directors to accumulate a significant level of direct stock ownership, thereby aligning their interests with the interests of shareholders.

•
The Company's Compensation Recovery Policy enables the Board of Directors to recover any compensation earned or paid to an executive officer from any financial result or operating objective that was impacted by the officer's misconduct.

•	The Company's Insider Trading Policy prohibits directors and executive officers from engaging in hedging transactions involving the Company's stock.

•	Directors have complete access to all levels of management and are provided with opportunities to meet with members of management on a regular basis.

Board of Directors

Director Independence

Under the listing standards of the NYSE, the Board of Directors is required to affirmatively determine which of its directors are independent based on the absence of any direct or indirect material relationship between the Company and the director. To evaluate the materiality of any such relationship, the Board has adopted categorical independence standards consistent with the NYSE listing standards. In addition, the Board has adopted the following categorical standards, contained in the Rogers Corporation Corporate Governance Guidelines, which identify certain relationships deemed by the Board to be immaterial provided that they satisfy the criteria below:

•
If a Rogers’ director (other than a member of the Audit Committee) receives direct or indirect annual compensation or other benefits (other than board and committee fees) from Rogers, such amount must not exceed $30,000;

•
If a Rogers’ director is an executive officer of another company that does business with Rogers, the annual sales to, or purchases from, Rogers must be less than 1% of the revenues of the company he or she serves as an executive officer;

•
If a Rogers’ director is an executive officer of another company which is indebted to Rogers, or to which Rogers is indebted, the total amount of either company’s indebtedness to the other must be less than 1% of the total consolidated assets of the company he or she serves as an executive officer; and

•
If a Rogers’ director serves as an officer, director or trustee of a charitable organization, Rogers’ discretionary charitable contributions to the organization must be less than 1% of that organization’s total annual charitable receipts. (Rogers’ matching of employee charitable contributions will not be included in the amount of Rogers’ contributions for this purpose.)

The Board of Directors has affirmatively determined that all of the current directors other than Mr. Hoechner satisfy these standards and do not have any direct or indirect material relationship with Rogers.  After considering the standards described above, the Board has determined that the following directors are independent thereunder: Keith L. Barnes, Michael F. Barry, Carol R. Jensen, William E. Mitchell, Ganesh Moorthy, Robert G. Paul, Helene Simonet and Peter C. Wallace. Until his retirement from the Board in May of 2015, Mr. Gregory B. Howey was also independent thereunder.

Board Leadership Structure

The Company’s bylaws provide that unless otherwise provided by the directors, the President and CEO shall preside, when present, at all meetings of shareholders and (unless a chairman of the Board of Directors has been appointed and is present) of the directors. If a chairman of the Board of Directors is appointed, he or she shall preside at all meetings of the Board of Directors at which he or she is present. Currently, there is no chairman of the Board as during the last twenty years the Board has selected only recently retired, or soon to be retired, Presidents and CEOs of the Company to serve in this capacity. Accordingly, our President and CEO, Bruce Hoechner presides over meetings of our Board of Directors and shareholders.

Additionally, we currently have an independent Lead Director whose responsibilities include calling meetings of independent directors, presiding at executive sessions of the non-management directors, and, if not all non-management directors are independent directors, at meetings of the independent directors, providing periodic feedback to the President and CEO, reviewing board agendas and being a person whom shareholders can contact should they wish to communicate with the Board. Other independent directors also provide input for board agendas. Our non-management directors hold executive sessions without management present as frequently as they deem appropriate, and generally such an executive session is held at each in-person, regularly scheduled board meeting. The Board currently has three standing committees - (1) Audit, (2) Compensation and Organization, and (3) Nominating and Governance. Each of these committees is comprised solely of independent directors, with each of the three committees having a separate chairperson who participates in the development of committee agendas.

We believe that this leadership structure has worked well for the Company because it is combined with a compatible board culture and a board with typically only eight to ten members. Such a board culture creates an environment in which there are candid disclosures by management about the Company’s performance and a culture in which directors can regularly engage management and each other in active and meaningful discussions about various corporate matters. The current leadership structure and board culture provide sufficient flexibility to address varying issues as conditions change.

Board Diversity

As set forth in its Corporate Governance Guidelines, Rogers endeavors to have a board with diverse experience at policy-making or strategic-planning levels in business or in other areas that are relevant to the Company’s activities. The Nominating and Governance Committee does not have a formal policy with respect to diversity in identifying or selecting nominees for Rogers’ Board, but in evaluating nominees, the committee assesses the background of each candidate in a number of different ways, including how the individual’s qualifications complement, strengthen and enhance those of existing board members as well as the future needs of the Board. During the Board’s annual self-evaluation, and at other times during the year, the directors assess the Board’s performance and ways in which such performance can be improved.

The Board’s Role in Risk Oversight

The Board has an active role as a whole, and also at the committee level, in overseeing management of the Company’s risks. The entire Board receives regular reports from management concerning areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. Although the Board as a whole is responsible for overseeing the Company’s risk management, each Board committee is responsible for evaluating the risks associated with its area of responsibility and discussing its findings and making recommendations to the Board.

The Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensures that risks undertaken by the Company are prudent based on the Company’s strategy and the current business environment. While the Board oversees the Company’s risk management, the Company’s senior management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.

Meetings of the Board and Committees

Board of Directors

The Board of Directors held 6 meetings during 2015. The Board of Directors currently has three standing committees, an Audit Committee, Compensation and Organization Committee and Nominating and Governance Committee. All directors attended at least 75% in the aggregate of the meetings held in 2015 of the Board and the committees on which each such director served during his or her tenure as Board and committee members. Our Corporate Governance Guidelines provide that all directors are expected to attend the annual meeting of shareholders absent an unavoidable conflict. All of the members of the Board of Directors then serving attended the 2015 Annual Meeting of Shareholders.

In 2015 the Board of Directors adopted updated Corporate Governance Guidelines which set forth information pertaining to director qualifications and responsibilities, as well as other corporate governance practices and policies.

Meetings of Non-Management Directors

The Board holds regularly scheduled sessions for the non-management directors of the Company (all of whom the Board has determined to be independent) without management present. These meetings are presided over by the Lead Director, or, in the absence of the Lead Director, another independent director. The non-management directors may meet without management present at other times as determined by the Lead Director. On May 8, 2015, Mr. Mitchell was appointed Lead Director for a one year term. Any interested party who wishes to make his, her or its concerns known to the non-management directors may contact the Lead Director or the non-management directors as a group, in writing at Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188, Attention: Lead Director.

Committee Membership

The following table illustrates the current membership of each committee and the number of meetings held in 2015:

Name	Board	Audit	Compensation and Organization	Nominating and Governance
Keith L. Barnes	✓
Michael F. Barry	✓	Chair	✓
Bruce D. Hoechner	✓
Carol R. Jensen	✓	✓		✓
William E. Mitchell	✓	✓		✓
Ganesh Moorthy	✓		✓	✓
Robert G. Paul*	✓	✓	Chair
Helene Simonet	✓	✓	✓
Peter C. Wallace	✓		✓	Chair

Number of Meetings in 2015	6	10	8	5

*Mr. Paul is retiring from the Board when his term expires on May 6, 2016.

Audit Committee

The Audit Committee has been established in accordance with the Exchange Act and related SEC regulations. The Audit Committee’s responsibilities, which are set forth in a written charter adopted by the Board, include oversight of the Company’s financial reporting function, internal audit function, and internal controls and risk management, selection, evaluation and oversight of the Company’s independent auditor, and assessment and review of compliance, investigations and legal matters. The agenda for meetings of the Audit Committee is determined by its chairperson with the assistance of management. The Board of Directors has determined that each member of the Committee is “independent” in accordance with the NYSE’s listing standards and SEC regulations. In addition, the Board of Directors has also determined that Messrs. Barry, Mitchell and Paul and Ms. Simonet are “Audit Committee Financial Experts” in accordance with SEC regulations and that all of the Audit Committee members are financially literate in accordance with NYSE listing standards.

Compensation and Organization Committee

The Compensation and Organization Committee’s authority and responsibilities, which are set forth in its written charter, include review and evaluation of the Company’s compensation philosophy, establishment of the compensation of our CEO and other executive officers, oversight with respect to the company’s equity incentive and stock-based plans and material employee benefit plans, and review of succession plans for the CEO and other senior leadership positions. The agenda for meetings of the Compensation and Organization Committee is determined by its chairperson with the assistance of management.

During 2015, the Compensation and Organization Committee was comprised of non-management directors who were each: (i) independent as defined under the NYSE listing standards and as determined by the Board of Directors, (ii) “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. From January 1, 2015 until May 8, 2015, Mr. Howey served on the Compensation and Organization Committee and he also met the criteria listed in items (i), (ii) and (iii) above.

Nominating and Governance Committee

The Nominating and Governance Committee has responsibilities, which are set forth in a written charter, that include developing and recommending to the Board criteria for board and committee membership, evaluating and presenting to the Board its determinations with respect to director independence and satisfaction of other requirements, overseeing Rogers’ corporate governance policies and practices, developing and recommending to the Board an annual Board and committee evaluation process, and overseeing director orientation and training programs. The agenda for meetings of the Nominating and Governance Committee is determined by its chairperson with the assistance of management.

The Board of Directors has determined that each member of this committee (as well as Mr. Howey, who served on the committee from January 1, 2015 until his retirement from the Board on May 8, 2015) is “independent” in accordance with the NYSE’s listing standards.

Potential directors are identified from several sources, including executive search firms retained by the committee, incumbent directors, management, and shareholders. Mr. Barnes, who was appointed as a director by the Board of Directors on October 8, 2015, was identified and recommended to the Nominating and Governance Committee and Board of Directors for appointment as a director by RSR Partners, a third party executive and board search firm which had been retained by the Company.

See “Shareholder Proposals and Other Shareholder Business at the 2017 Annual Meeting of Shareholders” for additional information regarding shareholder nominations of director candidates.

Directors’ Compensation

Directors who are employees of Rogers receive no additional compensation for their services as directors. The Compensation and Organization Committee periodically reviews non-management director compensation policies with the assistance of its compensation consultant. In 2015, compensation for non-management directors consisted of an annual retainer and meeting fees (“Fees Earned or Paid”) and equity awards as described below.

The table below shows the total compensation earned by our non-management directors during 2015. Each component of director compensation is summarized following the table.

Name	Fees Earned or Paid (1)	Fair Value of Deferred Stock Unit Awards (2)	Total
Keith L. Barnes (3)	$12,239	$61,980	$74,219
Michael F. Barry	$75,750	$100,000	$175,750
Gregory B. Howey (4)	$22,143	—	$22,143
Carol R. Jensen	$58,250	$100,000	$158,250
William E. Mitchell	$74,000	$100,000	$174,000
Ganesh Moorthy	$59,750	$100,000	$159,750
Robert G. Paul	$73,500	$100,000	$173,500
Helene Simonet	$59,000	$100,000	$159,000
Peter C. Wallace	$67,250	$100,000	$167,250

(1)	Includes the annual retainer and meeting fees, which were all paid in cash for 2015. Directors may elect to defer such fees pursuant to a non-qualified deferred compensation plan.

(2)
The fair value of Deferred Stock Unit Awards is the same as the compensation cost reported in Rogers’ financial statements. All Deferred Stock Units awarded to directors are immediately vested as of the award date. On May 8, 2015, we granted a Deferred Stock Unit Award for 1,300 units to each no-management director then serving on the Board and the fair value of the shares underlying each award on the grant date was $100,000. Mr. Barnes was granted a Deferred Stock Unit Award for 1,200 units on October 8, 2015 with the fair value of the hares underlying the award being $61,980.

(3)	Mr. Barnes joined the Board on October 8, 2015; accordingly, he received a pro-rata portion of the annual retainer.

(4)	Mr. Howey retired from the Board on May 8, 2015.

Annual Retainer

Non-management directors earned an annual retainer of $40,000 in 2015 if they served on the Board for a full year. The Lead Director and the chairperson of each board committee earned an additional annual retainer amount in 2015 as follows: (i) Lead Director (Mr. Mitchell) - $15,000; (ii) Audit Committee Chairperson (Mr. Barry) - $10,000; (iii) Compensation and Organization Committee Chairperson (Mr. Paul) - $7,500; (iv) Nominating and Governance Committee Chairperson (Mr. Wallace) - $5,000. The annual retainer is pro-rated for non-management directors who serve for only a portion of the year and is normally paid in June and December.

Meeting Fees

Directors received $1,500 for each board meeting attended in 2015. Committee chairpersons received $1,500 for each committee meeting attended and other committee members received $1,000 for each committee meeting attended. Fees for telephonic meetings are reduced by 50%. Meeting fees are paid in cash.

Deferred Stock Unit Awards

Deferred Stock Unit Awards were granted to non-management directors as set forth in the table above. These awards were fully vested. The stock subject to these awards is scheduled to be issued on the 13-month anniversary of the grant date unless the director elects to defer the receipt of these shares.

Perquisites and Reimbursable Expenses

Rogers does not provide its non-management directors with any additional benefits and/or perquisites. Rogers does reimburse its directors for expenses associated with attending any board or committee meetings and attending certain other meetings in their capacity as board or committee members. The Directors’ Education and Training Allowance Policy was established to provide reimbursement of up to $10,000 during any two-year period to non-management directors for the reasonable costs to attend education and training programs, as well as membership fees in any appropriate professional organizations, in all such cases reflective of the director’s duties to the Board, the director’s background and experience, and developments relevant to corporate governance and to the Company’s operations.

Audit Committee Report

The Audit Committee oversees and monitors the Company’s financial reporting process and systems of internal accounting and financial controls on behalf of the Board of Directors. In fulfilling these responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2015 (the “Annual Report”). The Audit Committee discussed with PricewaterhouseCoopers LLP, Rogers’ independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under generally accepted auditing standards including Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed its independence with PricewaterhouseCoopers LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Annual Report for filing with the Securities and Exchange Commission.

It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). Management is responsible for determining that the Company's financial statements are complete and accurate and in accordance with U.S. GAAP. Our independent registered public accounting firm is responsible for conducting an audit of our annual financial statements in accordance with the standards of the PCAOB.  In giving our recommendation to the Board, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with U.S. GAAP, and (ii) the report of the Company's independent registered public accounting firm with respect to such financial statements.

Audit Committee:	Michael F. Barry, Chairperson
Carol R. Jensen, Member
William E. Mitchell, Member
Robert G. Paul, Member
Helene Simonet, Member

Compensation Discussion and Analysis

Overview of Business and Results

Rogers Corporation is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions targeting key applications in Clean Energy, Internet Connectivity, and Safety and Protection megatrend markets. Rogers operates principally through three business segments: Advanced Connectivity Solutions ("ACS," formerly Printed Circuit Materials), providing material and components for wireless infrastructure, automotive safety and radar systems; Elastomeric Material Solutions ("EMS," formerly High Performance Foams), providing material and components for sealing, vibration management and impact protection in portable electronics, transportation interiors, industrial equipment and performance apparel; and Power Electronics Solutions ("PES"), providing material and components for energy-efficient motor drives, vehicle electrification and alternative energy. Headquartered in Connecticut (United States), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

In 2015, Rogers faced headwinds in its organic businesses due to volatility in the global economies and fluctuations in foreign currency values. Even with these challenges the Company reported record net sales of $641.4 million, an increase of 5.0% in fiscal 2015 from net sales of $610.9 million in 2014. This growth was driven by the January 2015 acquisition of Arlon LLC and its subsidiaries other than Arlon India (Pvt) Limited (collectively, "Arlon"), which contributed $100.0 million in net sales and more than offset the organic sales decline. We completed the Arlon integration within our 12-month goal, and the integrated business is performing well in our ACS and EMS segments.

ACS recorded $267.6 million in net sales in 2015, an 11.1% increase from $240.9 million in net sales in 2014. Organic net sales declined 11.4% on a currency adjusted basis from the prior year. Fluctuations in currency exchange rates unfavorably impacted net sales in 2015 by 1.3% as compared with 2014. ACS’ net sales in 2015 include $57.4 million from the acquired Arlon business in 2015.

EMS recorded $180.9 million in net sales in 2015, a 4.2% increase compared to $173.7 million in net sales in 2014. Organic net sales declined by 7.9% on a currency adjusted basis from the prior year. Fluctuations in currency exchange rates unfavorably impacted net sales in 2015 by approximately 1.8% as compared with the 2014. EMS’ net sales in 2015 include $24.0 million from the acquired Arlon business in 2015.

PES recorded a 12.5% decrease in net sales in 2015 to $150.3 million, compared to $171.8 million in net sales in 2014. PES' net sales were unfavorably impacted by approximately 12.0%, due to currency exchange rate fluctuations in 2015 and by a 0.5% decline in organic net sales in 2015.

Key Compensation Actions and Decisions

Based on company performance, together with our commitment to enhance “pay for performance” linkages, provide compensation transparency, and pursue competitive pay practices in our industry, we listened to our shareholders, 96% of whom voted in favor of the compensation package of our named executive officers ("NEOs") in 2015, and implemented the following key compensation actions and decisions in 2015:

•
Expanded the applicability of Internal Revenue Code Section 162(m) compliant provisions of the performance-based Annual Incentive Compensation Plan ("AICP") to an additional ten senior executives, including all of our non-CEO NEOs. (Previously, only the CEO was covered by such provisions.)

•
Performance-based pay made up 77% of our CEO's target compensation in 2015. For our remaining NEOs, performance- based pay made up 61% of their target compensation, on average, in 2015, up from 57% in 2014.

•	Employed multiple performance measures to balance short- and long-term objectives.

•	Aligned our equity-based compensation with multi-year vesting periods to drive long-term shareholder value creation.

Our Approach to Compensation and our Decision Making Process

Our approach to compensation is fundamentally defined by our efforts to recruit, retain and motivate the right executives to positively drive shareholder value creation, as measured on a relative basis against our peers as well as in absolute measures based upon our financial and operational performance.

To achieve these goals, we seek to provide opportunity for our executive officers and other senior managers to earn compensation that is competitive with other companies of comparable size, global reach and complexity. In addition, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers and other senior managers in working toward the achievement of our strategic and operational objectives.

Peer Groups and Data

The Compensation and Organization Committee's (the "Committee") use of peer group data demonstrates our focus on recruitment and retention of executives who will positively drive shareholder value creation. The Committee looks to executive pay in the technology industry when establishing NEO compensation and aims to preserve flexibility by setting base and incentive compensation within a range around the median of the market data. In 2015, the Committee considered two sources of compensation information as part of this process: a peer group, described in more detail below, and technology and general industry survey data developed from a compilation surveys from several reputable consulting firms. For our CEO and CFO, the Committee averaged the peer group data and survey data to develop a composite median market compensation for consideration when establishing NEO compensation. The compensation for all other NEOs was compared to the survey data only. The Committee looks to survey data from the Beijing market when evaluating target compensation for Helen Zhang, the head of the Company’s PES unit.

The group of peer companies consisted of U.S. public companies in the electronics equipment industry (Global Industry Classification Standard code 452030) that the Committee determined, in consultation with its independent compensation consultant, Pay Governance LLC (the “Consultant”) and management, generally reflects the labor market in which Rogers competes for executive talent. Specifically, the Committee concluded that each of these companies had a similar global presence and complexity of multiple global manufacturing operations, hired employees with similar skills and experience and fall within an appropriate revenue and market capitalization range. The following 14 U.S. public companies comprised the peer group for 2015, with median revenue of approximately $560 million compared to Rogers’ net sales of $611 million for fiscal year 2014, and a median market capitalization of approximately $1,210 million as of their respective fiscal year-ends compared to Rogers’ market capitalization of $1,499 million as of December 31, 2014.

Cabot Microelectronics Corp.	Comtech Telecommunications Corp.	Diodes Inc.	Hutchinson Technology Inc.
International Rectifier Corp.	Intersil Corp.	IXYS Corp.	KEMET Corp.
Littelfuse Inc.	Methode Electronics	MKS Instruments Inc.	Pulse Electronics Corp.
Semtech Corp.	Vicor Corp.

The Committee periodically reviews and evaluates this peer group to ensure that it remains appropriate. In 2015, the Committee excluded ATMI Inc. and Power One Inc., two members of the Company’s peer group in 2014, from its peer group analysis because they had been acquired by third parties. The peer group was otherwise consistent with the Company’s 2014 peer group.

Role of Management

The Committee, in making any and all executive compensation decisions, is authorized by the Board to solicit input from management as appropriate with respect to individual and Company performance and results. The Committee receives recommendations and evaluations with respect to NEO performance and compensation from Mr. Hoechner (other than with respect to his own compensation). While Mr. Hoechner does not make a recommendation to the Committee with respect to his own compensation, he provides the Committee with a summary of his annual performance. The Committee considers this assessment in conjunction with materials provided by the Company’s chief human resource officer regarding Mr. Hoechner’s performance and recommended compensation.  The Committee evaluates this input as well as the input of the Consultant as it independently makes its assessments and compensation decisions.

Role of the Consultant

The Committee is authorized to select and retain its own independent compensation consultant. In 2015, the Committee engaged the Consultant to provide independent compensation advice, perspective and data. Among other things, the Consultant advises the Committee on evolving best pay practices and provides benchmarking data and recommendations on CEO compensation. The Consultant annually assesses our compensation program’s potential for risk and its competitiveness relative to our industry and our peers and advises the Committee with respect to these issues. Except for the required and limited coordination with management in connection with the Consultant’s work for the Committee, the Consultant did not provide any services to the Company and was not paid for services to the Company other than for those related to work for the Committee during 2015.

The Committee annually reviews the independence of the Consultant as part of its standard governance practices and has determined that the Consultant is independent.

2015 Compensation

Compensation Mix

The Committee believes that executive compensation should include a competitive combination of base salary, annual incentive compensation and long-term incentive compensation that emphasizes performance and balances shorter-term results with execution of longer-term strategic initiatives. The target compensation mix for 2015 for Mr. Hoechner, our CEO, was 77% performance-based compensation, consistent with 2014. Target compensation mix on average for our other NEOs for 2015 was 61% performance-based compensation, up from 57% in 2014. The charts below illustrate the target pay mix for our CEO and our other NEOs.

1.	Base Salary in the "Non-CEO NEO Target Pay Mix" chart reflects base salaries as well as a sign-on bonus paid to Janice E. Stipp in 2015.

2.	"Non-Equity Incentive Plan Compensation" refers to the Annual Cash Incentive Compensation discussed in the following pages and reflects the 2015 target incentive.

3.	"Stock" refers to the Long-Term Incentive Compensation discussed in the following pages and reflects the grant date fair values for all 2015 equity awards.

Base Salary

Base salary is what we pay our executives for their qualification, experience, and regular contribution to the business. Our goal is to ensure that business decisions are in the hands of executives with proven track records, and our ability to recruit, retain and motivate such talented people depends in part on competitive base salaries. Adjustments or changes to base salary are dependent upon many factors, such as an executive’s tenure, internal equity across the executive team based on individual roles and contributions, market trends, and general affordability based on business results. Base salary is generally subject to annual review, unless circumstances dictate otherwise. Generally speaking, salary adjustments are effective at the beginning of the second quarter of the year and take into account the Company's prior year performance.

The Committee begins its assessment of NEO base salaries with an analysis of base salary relative to the peer group and survey data discussed above. In 2015, the Committee aimed to set NEO base salaries around the median of this market compensation.

NEO	2014 Salary	2015 Salary	Salary % Increase for 2015
Bruce D. Hoechner	$600,000	$625,000	4.2%
Janice E. Stipp	—	$400,000	N/A
David Mathieson	$360,000	$365,000	1.4%
Robert C. Daigle	$331,500	$345,000	4.1%
Jeffrey M. Grudzien	$295,000	$318,600	8.0%
Helen Zhang	$324,500	$340,700	5.0%

In 2015, the Committee approved a 4.2% increase in the base salary of our CEO. In addition to considering peer group and survey data, the Committee evaluated the Company's 2014 financial and operational performance, including record annual net sales, in establishing Mr. Hoechner's 2015 base salary. The base salary of our CFO, Ms. Janice E. Stipp, was established by the Committee, and it concluded that her base salary fell within an appropriate range of the median compensation paid to CFOs in the industry. She joined the Company in November 2015, replacing David Mathieson, who stepped down as CFO in November 2015 and retired effective December 31, 2015. The base salaries of our other NEOs, Ms. Zhang and Messrs. Daigle, Grudzien and Mathieson increased by the amounts shown in the table above from 2014 to 2015. The Committee concluded that these increases were appropriate based on its evaluation of industry survey data, CEO input, individual performance, Company performance and, in the cases of Ms. Zhang and Mr. Grudzien, the performance of the PES and ACS business segments, respectively, which experienced net sales growth of 6.9% (PES) and 30.2% (ACS) during 2014.

Annual Incentive Compensation Plan

Our AICP is intended to compensate executives for their short-term contributions to the Company's performance. In 2015, the Committee extended the Section 162(m) provisions of the AICP to cover not only the CEO, as was the case in 2014, but also all other NEOs. The Committee adopted this approach to ensure sufficient flexibility to determine appropriate non-equity incentive compensation and preserve corporate tax deductions under Section 162(m) of the Internal Revenue Code. Consistent with the terms of the AICP, the Committee established a performance goal (the achievement of positive operation income) and target and maximum potential payouts early in 2015. After considering peer group and survey data, as previously described, the Committee set the target and maximum potential payouts for the then NEOs as follows:

NEO	2015 Base Salary	Base Salary Percentage	2015 Target Payout	2015 Maximum Payout
Bruce D. Hoechner	$625,000	100%	$625,000	$2,500,000
David Mathieson	$360,000	55%	$200,750	$500,000
Robert C. Daigle	$345,000	50%	$172,500	$500,000
Jeffrey M. Grudzien	$318,600	50%	$159,300	$500,000
Helen Zhang	$340,700	50%	$170,350	$500,000

In connection with the Company’s subsequent hiring of Ms. Stipp as CFO, the Company agreed she would be eligible to participate in the 2015 AICP, with her target and maximum potential payouts set at 50% and 100% of base salary, respectively, and any actual award to be pro-rated to reflect her November 9, 2015 start date.

Following the end of the fiscal year, the Committee determined that the Company had generated positive operating income for 2015, thereby satisfying the performance goal.  The Committee then exercised its negative discretion to determine AICP payments for the NEOs. The Committee concluded that no AICP award would be made to either Ms. Stipp or Mr. Mathieson because of their transitions into and out of the CFO role during 2015. With respect to payments for the remaining NEOs, the Committee considered the following information: (i) performance metrics applicable to other AICP participants during 2015 and (ii) recommendations from the chief human resource officer (with respect to the appropriate payment to the CEO) and the CEO (with respect to payments to all other NEOs).

The Committee considered the following company-wide performance metrics when exercising its negative discretion (dollars in millions):

Performance Metric	Threshold Performance	Target Performance	Maximum Performance	Actual Performance		Percentage Satisfaction
Revenue (45% weighting)	$650	$706	$763	$630	(1)	0%
Adjusted Operating Profit (45% weighting)	$99	$110	$119	$93	(2)	0%
Operating Cash Flow (5% weighting)	$91	$104	$113	$74	(3)	0%
Safety (5% weighting)		97%	100%	97%	(4)	100% (target)
				Total		5%

(1)	Excludes the portion of the Arlon acquisition that manufactured specialty polyimide and epoxy-based laminates and bonding materials, which was divested by the Company in December 2015.

(2)
In measuring our 2015 operating profit, the Committee excluded the following charges which the Committee believes will result in long term benefits to the Company: (i) severance charges that were incurred in connection with our efforts to streamline the organization so as to improve future profitability, (ii) integration, inventory and fixed asset step-up costs and intangibles amortization related to the acquired Arlon business, (iii) an environmental accrual and (iv) certain currency adjustments.

(3)	Equals “net cash provided by operating activities from continuing operations” in the Company’s consolidated statement of cash flows for the year ended December 31, 2015.

(4)	Represents safety initiative participation. Participation below 97% would result in 0.0% payout.

In addition to the 5% performance satisfaction noted above, the Committee considered certain division-specific metrics for ACS and PES when evaluating the appropriate AICP payments for Mr. Grudzien and Ms. Zhang. Based on this information, the Committee concluded that it was appropriate to award less than the target AICP payout to the NEOs for 2015.

The Committee also received recommendations from the CEO and chief human resource officer related to AICP payments. Specifically, the CEO advised the Committee regarding Company, business unit, and non-CEO NEO individual performance during 2015 and made recommendations regarding AICP payouts to these NEOs using this information. The CEO also provided the Committee with an assessment of his performance, and the chief human resource officer made a recommendation regarding CEO pay. Following deliberation, the Committee adopted these recommendations and awarded the following AICP payouts to the NEOs set forth below:

NEO	Actual AICP payout
Bruce D. Hoechner	$130,000
Robert C. Daigle	$40,000
Jeffrey M. Grudzien	$40,000
Helen Zhang	$20,000

Other Cash Bonus

Ms. Stipp received a $50,000 sign-on bonus in 2015 to incent her to join the Company and serve as its CFO.

Long-Term Incentive Compensation

Our long-term incentive compensation program (“LTIP”) is intended to compensate executives for their longer-term contributions to Company performance, based upon metrics that closely align with long-term shareholder value. For our NEOs, we use a combination of time- and performance-based restricted stock units to balance retention and attainment of financial and operational goals. The Committee believes that such long-term incentive compensation aligns the interests of our NEOs with the interests of our shareholders.

In early 2015, Mr. Hoechner recommended to the Committee the target total dollar value of the 2015 long-term incentive award for each then-serving NEO other than himself. The Committee considered this recommendation, along with input from the Consultant regarding median market compensation, in establishing the target-long term incentive award values below.

NEO	Target Total LTIP Award	Performance-Based RSUs	Time-Based RSUs
Bruce D. Hoechner	$1,406,250	$703,125	$703,125
Robert C. Daigle	$390,000	$195,000	$195,000
Jeffrey M. Grudzien	$350,000	$175,000	$175,000
Helen Zhang	$340,000	$170,000	$170,000
David Mathieson	$365,000	$182,500	$182,500

Ms. Stipp's offer letter provided for a grant of restricted stock units with an initial grant value of $400,000, split evenly between performance-based and time-based restricted stock units, to provide an incentive to join Rogers and serve as its CFO. Additional information regarding the equity awards provided to our NEOs during 2015, including, where applicable, the number of target and maximum number of shares, is set forth in both the “Grants of Plan Based Awards for Fiscal Year 2015” table on page 27, the “Outstanding Equity Awards at End of Fiscal Year 2015” table on page 29, and the “Options Exercises and Stock Vested for Fiscal Year 2015” table on page 31.

Performance-Based Restricted Stock Units

Performance-based restricted stock units are settled in shares after a three-year performance period, with performance tied to the Company’s three-year total shareholder return (“TSR”) performance (60% weighting) and three-year return on invested capital (“ROIC”) (40% weighting), each relative to the performance of the Index (as defined below). The number of shares delivered can range from zero to 200% of the units initially awarded, depending on performance, and delivery generally requires employment throughout the three-year performance period. There are up to three outstanding performance-based restricted stock unit awards at any time. As indicated above, the Committee granted performance-based restricted stock units to the NEOs during 2015. The three-year performance period for awards granted in 2013 was completed in 2015.

Both of the TSR and ROIC performance measures are compared to a specified group of peer companies selected by the Committee from within Standard and Poor’s Semiconductor/Semiconductor Equipment group and the Technology Hardware/ Equipment Industry group at the time that each grant is made (the "Index"). The Committee believes that the Index is an appropriate group against which to measure the Company's performance with respect to the TSR and ROIC metrics. The Committee excludes from the Index any companies that cease to be publicly reported at any time during the performance period from the calculation of the performance measures.

Measuring TSR performance

•
TSR performance is calculated for the Company and all companies in the Index by comparing the relevant company’s average daily closing stock price for the last 90 days prior to the start of the performance period to its average daily closing stock price for the 90 days immediately preceding the end of the performance period. The calculation disregards regular cash dividends paid to shareholders during the performance period but reflects adjustments for stock splits and reverse stock splits, extraordinary dividends and similar events that occur during the performance period.

•
Vesting at the end of the applicable three-year performance period is based on the Company’s TSR performance ranked against the TSR performance of the companies in the Index. The amount vested, if any, is established on a straight- line basis based on the table set forth below.

Measuring ROIC performance

•
ROIC performance is calculated for the Company and all companies in the Index by computing the three-year average of annual ROIC, defined as earnings before interest and taxes as a percentage of annual invested capital, for the performance period. The calculation disregards certain non-recurring items to the extent recognized in company financial statements: (i) any loss or gain resulting from the early extinguishment of debt, (ii) the cumulative effect of a change in accounting principles, (iii) write offs related to fresh start accounting adjustments or (iv) extraordinary items under GAAP.

•
Vesting at the end of the applicable three-year performance period is based on the Company’s ROIC performance ranked against the ROIC performance of the companies in the Index. The amount vested, if any, is established on a straight-line basis based on the table below.

Company Relative TSR or ROIC Performance	Payout Percentage for TSR Performance	Payout Percentage for ROIC Performance
25%	0% (threshold)	0% (threshold)
30%	20%	20%
35%	40%	40%
40%	60%	60%
45%	80%	80%
50%	100% (target)	100% (target)
55%	120%	120%
60%	140%	140%
65%	160%	160%
70%	180%	180%
75%	200% (maximum)	200% (maximum)

With respect to the TSR and ROIC measures, the performance goals are designed to be appropriately challenging, and there is a risk that the performance-based restricted stock units will not vest or will vest at less than 100% of target.

Following the end of the 2013-2015 performance period, the Committee reviewed calculations of the Company’s relative TSR and ROIC performance prepared by the Consultant. Following this review, the Committee determined that the payout percentage for TSR performance was 55.6% and for ROIC performance was 200%. Multiplying these performance percentages by their respective ratings, the Committee concluded that the NEOs had earned 113% of the target number of shares under these awards.

Time-Based Restricted Stock Units

The Committee uses time-based restricted stock units to provide a long-term incentive vehicle that emphasizes retention. Annual time-based restricted stock units granted to our NEOs, which are generally subject to three year ratable vesting and require executives to remain continuously employed by the Company through the applicable vesting dates. See "Potential Payments on Termination or Change in Control" beginning on page 33 for information about the limited circumstances in which these awards could be subject to accelerated vesting. The value of time-based restricted stock units ultimately earned is tied to the price of the Company’s capital stock following the vesting period, and the Committee believes the awards align NEO interests with shareholder interests. As noted above at the outset of this section, the Committee granted time-based restricted stock units to the NEOs during 2015. In addition, a ratable portion of awards made in 2013 and 2014 vested during the year.

Phantom Stock Award

Ms. Zhang received a cash payment of $128,378 in connection with the vesting of the second tranche of a phantom stock award granted to her in 2013. Prior to 2014, the Company could not make equity awards to its China-based employees. Accordingly, in lieu of the three-year time-based restricted awards being granted to other executives in 2013, Ms. Zhang received a phantom stock award for 5,050 shares, which would vest ratably over three years beginning in 2014. The second tranche of this award vested in 2015, and due to the increase in company stock price between 2014 and 2015, resulted in a higher cash payout than in 2014.

Other Benefits

We also provide our NEOs with the following additional benefits:

•	Section 401(k) and health and welfare benefits on substantially the same terms and conditions as they are provided to most of our other employees;

•	A non-qualified funded deferred compensation plan that allows executives to defer salary and bonus and receive matching contributions on deferred amounts in a cost effective tax-advantaged basis;

•
Severance and change-in-control protection to increase retention and mitigate potential conflicts of interest when NEOs perform their duties in connection with a potential change in control transaction; and

•	An annual executive physical program which was initiated in 2015.

Among our NEOs, only Messrs. Daigle and Grudzien are eligible for pension benefits, as described further on pages 31-32.

In addition, the Company provides Ms. Zhang with a housing, automobile and gas allowance, similar to allowances provided to certain other Company executives based in China.

Risk Considerations Related to Compensation

The Committee does not believe that our compensation programs encourage risks that are reasonably likely to have a material adverse effect on the Company. This belief is based on the following:

•
The Committee follows a clearly stated compensation philosophy and strategy in all compensation-related decisions, and the philosophy and strategy are reviewed on an annual basis to ensure they continually align and support our business strategy.

•	Executive compensation is largely based on performance.

•	Equity awards for executives vest over a three-year period, which discourages undue short-term risk taking.

•	Equity represents a large portion of our executive compensation and 50% of our equity awards are subject to risk of forfeiture in case of non-performance.

•	Our equity ownership guidelines encourage a long-term perspective by our executives.

•	Our Committee engages an independent compensation consultant.

•	The Committee has negative discretion to lower compensation plan payouts.

•
We have a compensation recovery policy in place to recover any compensation earned or paid to an executive officer from any financial result or operating objective that was impacted by the officer’s misconduct.

Compensation and Organization Committee Interlocks and Insider Participation

None of the Compensation and Organization Committee members:

•	Has ever been an officer or employee of the Company;

•	Is or has been a participant in a related party transaction with the Company (see “Related Party Transactions” for a description of our policy on related party transactions); or

•	Has any other interlocking relationships requiring disclosure under applicable SEC rules.

Compensation and Organization Committee Report

The Compensation and Organization Committee of the Board of Directors of Rogers Corporation reviewed and discussed this Compensation Discussion and Analysis set forth above with management, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 14, 2016

Members of the Compensation and Organization Committee

Robert G. Paul, Chairperson
Michael F. Barry, Member
Ganesh Moorthy, Member
Helene Simonet, Member
Peter C. Wallace, Member

Summary Compensation Table

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company by the following executive officers during the year ended December 31, 2015: (i) the Company’s President and CEO, (ii) the Company’s CFO, (iii) the three other most highly compensated executive officers who were serving as executive officers at the end of fiscal year, and (iv) Mr. Mathieson, who also served as CFO during 2015.

	Years		Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation
Name and Principal Position	Covered	Salary	(1)	(2)		(3)	(4)	Total
Bruce D. Hoechner	2015	$619,231	—	$1,470,405	$130,000	—	$78,072	$2,297,708
President and	2014	$576,923	—	$1,327,658	$1,302,346	—	$35,073	$3,242,000
Chief Executive Officer	2013	$490,773	—	$878,415	$310,219	—	$48,472	$1,727,879
Janice E. Stipp VP Finance,	2015	$53,846	$50,000	$400,218	—	—	$2,946	$507,010
Chief Financial Officer
and Treasurer
Robert C. Daigle	2015	$341,885	—	$409,785	$40,000	—	$37,977	$829,647
Sr. VP and Chief	2014	$329,308	—	$384,703	$317,146	—	$30,187	$1,061,344
Technology Officer	2013	$320,016	—	$375,387	$175,444	$208,480	$18,081	$1,097,408
Jeffrey M. Grudzien	2015	$313,154	—	$365,593	$40,000	—	$24,611	$743,358
VP ACS	2014	$291,539	—	$318,175	$305,000	—	$22,330	$937,044
	2013	$276,543	—	$312,744	$185,946	$95,161	$17,925	$888,319
Helen Zhang	2015	$327,350	$128,378	$357,558	$20,000	—	$110,850	$944,136
VP PES and President Rogers Asia (5)	2014	$326,191	$96,796	$358,083	$233,794	—	$117,434	$1,132,298
David Mathieson	2015	$369,462	—	$381,663	—	—	$23,334	$774,459
Former VP Finance and Chief Financial Officer (6)	2014	$221,539	—	$305,500	$227,312	—	$189,370	$943,721

(1)	Ms. Stipp was paid a sign-on bonus when she joined the Company in November 2015.

(2)
Reflects the aggregate grant date fair value of the performance-based restricted stock units and time-based restricted stock units granted during each listed year. The performance-based restricted stock units are based on the probable outcome (as of the grant date) of the performance conditions applicable to those grants. For this purpose, the probable outcome was considered to be the compensation cost over the performance period that would have resulted if the Company achieved target performance during the performance period. The performance-based restricted stock units granted during 2013 had a 113% payout (for a discussion of the performance goals and actual performance that resulted in this payment, see pages 22-23). The grant date value of the 2015 performance-based awards assuming the highest level of performance achievement would be $1,470,405, $400,218, $409,785, $365,593, and $357,558, respectively, for Mr. Hoechner, Ms. Stipp, Messrs. Daigle and Grudzien, and Ms. Zhang. The time-based restricted stock units reported above are based on the closing price of Rogers’ stock on the grant date. There can be no assurance that the performance-based restricted stock units or time-based restricted stock units granted in 2014 and 2015 will ever be fully earned or that the value of the awards earned will equal the amounts disclosed above. The assumptions used to calculate the compensation cost are disclosed in footnote 14 of the Company’s 2015 Form 10-K, footnote 13 of the Company’s 2014 Form 10-K and footnote 14 of the Company’s 2013 Form 10-K.

(3)
Reflects the aggregate change in the accumulated present value of each NEO’s accumulated benefit under the Pension Plan and Pension Restoration Plan, and aggregate earnings in the Non-Qualified Deferred Compensation Plan for Key Employees, for each listed year. None of the named executive officers accrued additional pension benefits in 2015. The aggregate present value of pension benefits for Messrs. Daigle and Grudzien has remained the same as the previous year. Information regarding the calculation of these amounts can be found in the "Pension Benefits at End of Fiscal Year 2015" section beginning on page 31. As explained on page 31, Mses. Stipp and Zhang and Messrs. Hoechner, and Mathieson are ineligible to participate in the Pension Plan and Pension Restoration Plan.

(4)	Reflects the total amount of All Other Compensation reported in the “All Other Compensation for Fiscal Year 2015” table set forth on page 26.

(5)	Using 2015 year-end currencyexchange rate of 6.6 CNY per USD. The same exchange rate has been applied, where applicable, to the remainingcompensation tables.

(6)
Mr. Mathieson stepped down as CFO in November 2015 and retired from the Company on December 31, 2015. Upon his retirement, Mr. Mathieson forfeited all unvested time-based and performance-based restricted stock unit awards.

All Other Compensation for Fiscal Year 2015

The following table sets forth aggregate amounts of All Other Compensation earned or accrued by the Company for the year ended December 31, 2015 on behalf of the NEOs. Rogers does not provide any additional perquisites to its NEOs other than what is reported in the table below. The total amount reflected below is set forth in the “All Other Compensation” column of the “Summary Compensation Table” on page 25.

Name and Principal Position	Year	401(k) Match	Housing, Automobile and Gas Allowance (1)	Executive Physical	Insurance (2)	Deferred Compensation Company Match (3)	All Other Compensation Total
Bruce D. Hoechner President and	2015	$10,178	—	$8,123	$2,124	$57,647	$78,072
Chief Executive Officer

Janice E. Stipp VP Finance,	2015	$2,769	—	—	$177	—	$2,946
Chief Financial Officer
and Treasurer

Robert C. Daigle Sr. VP and Chief	2015	$9,325	—	$9,318	$2,124	$17,210	$37,977
Technology Officer

Jeffrey M. Grudzien VP ACS	2015	$10,514	—	$3,508	$2,033	$8,557	$24,612

Helen Zhang VP PES and	2015	—	$64,983	—	$45,867	—	$110,850
President Rogers Asia

David Mathieson Former VP Finance	2015	$9,275	—	$12,112	$1,947	—	$23,334
and Chief Financial Officer

(1)	This amount consists of $37,133 for housing and $27,850 for automobile and gasoline reimbursement paid to Ms. Zhang during 2015.

(2)
Reflects amount paid by Rogers for life insurance premiums. For Ms. Zhang, this represents the Company’s payment of social insurance ($16,471) and supplemental health and life insurance ($28,754) and other statutory benefits ($1,198).

(3)	Reflects Rogers’ matching contributions to the Rogers Corporation Deferred Compensation Plan.

Grants of Plan Based Awards for Fiscal Year 2015

The following table shows all plan-based awards granted to the NEOs during fiscal year 2015. The awards under the AICP are cash awards, and the time-based restricted stock units and performance-based restricted stock units are non-cash awards (e.g., equity awards). The equity awards identified in the table below are also reported in the “Outstanding Equity Awards at End of Fiscal Year 2015” table beginning on page 29 and the “Summary Compensation Table” on page 25.

	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (Expressed in Shares)			All other Stock Awards: Number of Shares of Stock or Stock Units	Grant Date Fair Value of Stock and Option Awards
Name	(1)				(2)				(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Bruce D. Hoechner	2/18/2015		$625,000	$2,500,000				9,150	$735,203
	2/18/2015				0	9,150	18,300		$735,203
Janice E. Stipp	11/9/2015		$30,000	$60,000				3,900	$200,109
	11/9/2015				0	3,900	7,800		$200,109
Robert C. Daigle	2/18/2015		$172,500	$500,000				2,550	$204,893
	2/18/2015				0	2,550	5,100		$204,893
Jeffrey M. Grudzien	2/18/2015		$159,300	$500,000				2,275	$182,796
	2/18/2015				0	2,275	4,550		$182,796
Helen Zhang	2/18/2015		$170,350	$500,000				2,225	$178,779
	2/18/2015				0	2,225	4,450		$178,779
David Mathieson	2/18/2015		$200,750	$500,000				2,375	$190,831
	2/18/2015				0	2,375	4,750		$190,831

(1)	Sets forth the grant dates for all awards granted to NEOs in 2015.

(2)
Represents performance-based restricted stock units where the actual number of shares to be issued will vary depending upon the Company’s total shareholder return and return on invested capital performance relative to a group of peer companies during the Company’s 2015 through 2017 performance cycle. These peer companies were selected by the Committee at the time of grant.

(3)	Reflects the aggregate grant date fair value for time-based restricted stock units and performance-based restricted stock units.

Additional Information Regarding (i) the Summary Compensation Table, and (ii) Stock Awards Shown in Grants of Plan-Based Awards for Fiscal Year 2015

Offer Letter to Janice E. Stipp

Ms. Stipp’s 2015 compensation was established pursuant to an offer letter dated October 1, 2015. The offer letter provided for a base salary of $400,000 per year, eligibility to participate in the Company’s 2015 AICP , with a target payout of 50% of her base salary, pro-rated to reflect her start date, and a grant of restricted stock units with an initial grant value of $400,000. The restricted stock unit grant was 50% in time-based units (with 3-year ratable vesting) and 50% in performance-based units.

Time-Based and Performance-Based Restricted Stock Units

The Committee converts each NEO’s target long-term incentive award value into a number of target shares using the average closing price per share of Rogers’ common stock for the 30 trading days prior to the grant date, rounding up to the nearest 50 shares. For all NEOs other than Ms. Stipp, the share price that was used in 2015 for this conversion was $76.92, based on the average closing price per share of Rogers’ stock for the 30 trading days prior to the February 18, 2015 grant date. The shares are then divided equally between time-based and performance-based shares. Each NEO receiving performance-based restricted stock units may earn up to twice the target award if performance is achieved beyond target levels. The share price that was used to convert Ms. Stipp’s targeted long-term incentive dollar value into the target number of shares was $51.86, the average closing price per share of Rogers’ common stock for the 30 trading days prior to her commencement of employment, and the number of shares was rounded up to the nearest 50 shares.

Outstanding Equity Awards at End of Fiscal Year 2015

The following table contains information regarding outstanding equity awards held by the NEOs as of December 31, 2015. Stock options are reported under the heading “Option Awards.” Time-based restricted stock awards are reported in the first two columns under the heading “Stock Awards.” Performance-based restricted stock units are reported under the heading “Equity Incentive Plan.”

Option Awards						Stock Awards
								Equity Incentive Plan
								Plan Awards:	Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Experation Date (2)(3)	Number of Shares or Units That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (6)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)
Bruce D. Hoechner	10/3/2011	23,200	—	$37.05	10/3/2021
	2/18/2013					3,108	$160,280
	2/11/2014					7,650	$394,511
	2/18/2015					9,150	$471,866
	2/11/2014							22,950	$1,183,532
	2/18/2015							18,300	$943,731
Janice E. Stipp	11/9/2015					3,900	$201,123
	11/9/2015							7,800	$402,246
Robert C. Daigle	5/12/2011	5,800	—	$47.89	5/12/2021
	2/9/2012	5,333	2,667	$41.27	2/9/2022
	2/18/2013					1,328	$68,485
	2/11/2014					2,216	$114,279
	2/18/2015					2,550	$131,504
	2/11/2014							6,650	$342,941
	2/18/2015							5,100	$263,007
Jeffrey M. Grudzien	2/14/2007	1,450	—	$52.51	2/14/2017
	2/10/2010	8,625	—	$24.20	2/10/2020
	5/12/2011	4,700	—	$47.89	5/12/2021
	2/9/2012		2,133	$41.27	2/9/2022
	2/18/2013					1,107	$57,088
	2/11/2014					1,833	$94,528
	2/18/2015					2,275	$117,322
	2/11/2014							5,500	$283,635
	2/18/2015							4,550	$234,644
Helen Zhang (7)	11/24/2014					1,684	$86,844
	2/18/2015					3,300	$170,181
	2/18/2015							4,450	$229,487
David Mathieson (8)	5/19/2014
	2/18/2015
	5/19/2014
	2/18/2015

(1)
Represents stock option grants that will generally become exercisable in one-third increments on the second, third and fourth anniversary dates of the grant date, provided that the executive is still employed by the Company. Accelerated vesting applies in the case of death, disability, or termination of employment after attaining at least 55 years of age and completing five years of service, and in certain cases, in connection with a Change in Control. See the discussion under “Potential Payments on Termination or Change in Control” beginning on page 33 for more details.

(2)
All stock options have a ten year term except as described with respect to Mr. Hoechner in note (3) below, and subject to earlier termination as follows: post termination, the option term expires upon the earlier of the remaining term or three months, or in the case of death, disability or retirement, the lesser of the remaining term or five years.

(3)
In the case of Mr. Hoechner, the stock options granted to him in 2011 shall be subject to the same terms as described in footnote (2) above but will expire five years after any employment termination that results in accelerated vesting of such stock options or the tenth anniversary of the grant date of such stock options, whichever is earlier.

(4)
Represents 2013, 2014, and 2015 time-based restricted stock units that vest in equal one-third increments on each of the first three anniversaries of the grant date, provided that the executive is still employed by the Company. For the 2013 and 2014 grants, accelerated pro-rata vesting applies in the case of death or disability, and in certain cases, in connection with a Change in Control. For the 2015 grants, accelerated pro-rata vesting applies in case of death, disability or termination of employment after attaining at least 60 years of age and completing five years of service and in certain cases, in connection with a Change in Control. See the discussion under “Potential Payments on Termination or Change in Control” beginning on page 33.

(5)	Calculation based on the closing price of the Company’s common stock of $51.57 per share at the Company’s 2015 fiscal year end.

(6)
Represents 2014 and 2015 performance-based restricted stock unit awards outstanding as of year-end 2015. The disclosed amount for the 2014 - 2016 grant and the 2015 - 2017 grant reflects the maximum possible payout (200%) as the payout of 2012-2014 performance-based restricted stock awards was above target. Payment of shares earned based on performance generally requires that the executive remain employed on the last day of the performance period.

(7)
The unvested portion of the February 2013 grant to Ms. Zhang represents the final tranche of a phantom stock award made in lieu of time-based restricted stock units, which the Company could not then award to its China-based employees.

(8)
Mr. Mathieson stepped down as CFO in November 2015 and retired from the Company on December 31, 2015. Upon his retirement, Mr. Mathieson forfeited all unvested time-based and performance-based stock unit awards.

Option Exercises and Stock Vested for Fiscal Year 2015

The following table contains all stock option exercises and vesting events of time-based and performance-based restricted stock unit awards for all NEOs during fiscal year 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (1)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (2)(3)
Bruce D. Hoechner	0	$0	28,299	$1,649,835
Janice E. Stipp	0	$0	0	$0
Robert C. Daigle	0	$0	9,683	$637,894
Jeffrey M. Grudzien	8,625	$470,840	7,975	$524,318
Helen Zhang	0	$0	3,334 (4)	$217,750
David Mathieson (5)	0	$0	834	$59,890

(1)	Reflects the difference between the price of Rogers' stock at time of exercise and the exercise price of the option.

(2)
With respect to performance-based restricted stock units, reflects the shares earned for performance during the 2013 - 2015 period at the closing price of  $51.57 of Rogers' stock on December 31, 2015, the last day of the performance period.

(3)	With respect to time-based restricted stock units, reflects the value of shares vesting during 2015 based on the closing price of Rogers' stock on the respective vesting dates.

(4)	Includes vesting of 1,684 shares of phantom stock granted in 2013.

(5)
Mr. Mathieson stepped down as CFO in November 2015 and retired from the Company on December 31, 2015. Because his employment with the Company began in 2014, no performance-based restricted stock units awarded to him had vested as of December 31, 2015.

Pension Benefits at End of Fiscal Year 2015

The table below sets forth information regarding the present value as of December 31, 2015 of the accumulated pension benefits of the NEOs. The present values were determined using assumptions consistent with those outlined in Footnote 10 of the Company’s 2015 Form 10-K.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Bruce D. Hoechner (1)	Rogers Corporation Pension Plan Rogers Corporation Pension Restoration Plan	— —	— —	— —
Janice E. Stipp (1)	Rogers Corporation Pension Plan Rogers Corporation Pension Restoration Plan	— —	— —	— —
Robert C. Daigle	Rogers Corporation Pension Plan	26	599,155	—
	Rogers Corporation Pension Restoration Plan	26	125,126	—
Jeffrey M. Grudzien	Rogers Corporation Pension Plan	14	302,182	—
	Rogers Corporation Pension Restoration Plan	14	18,685	—
Helen Zhang (1)	Rogers Corporation Pension Plan Rogers Corporation Pension Restoration Plan	— —	— —	— —
David Mathieson (1)	Rogers Corporation Pension Plan Rogers Corporation Pension Restoration Plan	— —	— —	— —

(1)	Salaried employees hired after December 31, 2007 were ineligible to participate in Rogers Corporation’s Pension Plan or Pension Restoration Plan.

Rogers maintains a tax-qualified defined benefit pension plan (the “Pension Plan”) and a non-qualified unfunded pension plan (the “Pension Restoration Plan”) that is primarily designed to restore pension benefits that cannot be provided under the tax- qualified defined benefit pension plan. As of June 30, 2013, benefit accrual under these plans ceased.

A participant may commence payment of early retirement benefits under the Pension Plan at any time after attaining age 55. The early retirement benefit equals the normal retirement benefit reduced by 0.333% for each month (4% per year) that a participant commences benefits before attaining normal retirement age.

Available forms of payment under the Pension Plan are as follows:

•	Single Life Annuity

•	Joint and Survivor Annuity (50%, 66 2/3%, 75% and 100%)

•	10 Year Certain Annuity

A lump sum form of payment is unavailable under the Pension Plan (except for a single lump sum benefit if the actuarially equivalent value is $5,000 or less).

Annuity features providing for continued payment to a survivor or guaranteed payments to beneficiaries are not subsidized by Rogers. Employees may elect their form of payment under the Pension Plan when they begin to collect their pension benefit.

If a participant dies before commencing payments under the Pension Plan, a death benefit is payable to the participant’s surviving spouse or, if there is no surviving spouse, the participant’s surviving children under the age of 21. In general, this benefit equals the amount payable under the survivor portion of the 50% Joint and Survivor Annuity beginning in no event before the participant’s 55th birthday.

Pension Restoration Plan

Benefits under the Pension Restoration Plan are only payable in a lump sum. The lump sum amount is calculated using mortality tables applicable to tax qualified plans under IRS rules and an interest rate equal to the average of the annual interest rates on 10- year U.S. Treasury notes over the five years (as reported on September 1) prior to the year of employment termination plus 20 basis points. In general, the benefit under the Pension Restoration Plan is paid six months and one day following the termination of employment.

Non-Qualified Deferred Compensation at End of Fiscal Year 2015

This table provides information about the Voluntary Deferred Compensation Plan for Key Employees (the "Plan") maintained for the benefit of our NEOs. A NEO may only earn nonqualified deferred compensation by electing to defer receipt of compensation that would otherwise be payable to him or her in cash. The amounts shown in the column “Executive Contributions” reflect a deferral of the NEO’s salary earned in 2015 and AICP amount earned in 2014 which was otherwise payable in 2015. If the NEO had not chosen to defer these amounts, we would have paid these amounts to him or her in cash. The amount shown in the column “Executive Contributions” is not an additional award to the NEO.

		Registrant
	Executive	Contributions in	Aggregate		Aggregate
	Contributions in	the Last Fiscal	Earnings in the	Aggregate	Balance at Last
	the Last Fiscal	Year	Last Fiscal Year	Withdrawals	Fiscal Year
Name	Year (1)	(2)	(3)	Distribution	End
Bruce D. Hoechner	$116,679	$57,647	$3,351	—	$314,404
Janice E. Stipp	—	—	—	—	—
Robert C. Daigle	$324,561	$17,209	($8,964)	—	$361,173
Jeffrey M. Grudzien	$17,113	$8,557	$128	—	$37,066
Helen Zhang (4)	—	—	—	—	—
David Mathieson	—	—	—	—	—

(1)	Deferred earnings are included in the "Salary" column of the Summary Compensation Table on page 25.

(2)	Reflects 2015 matching credit on executive contributions; included in the "Deferred Compensation Company Match" column in the All Other Compensation Table on page 26.

(3)	Reflects interest and investment returns on balances in 2015.

(4)	Ms. Zhang is ineligible to participate in the Plan.

The Plan allows participants to elect to defer up to 100% of their annual bonus and 50% of their base salary. The Plan allows for the participant to make investment elections similar to the qualified 401(k) plan. The participants’ balances and any earnings thereon will be reflected on the Company’s books as general unsecured obligations of the Company. All payments under the Plan will come from the general assets of the Company. The Company has placed assets to pay plan benefits in a Rabbi Trust to protect the assets against a change in control in the ownership or management of the Company. Once a change in control occurs the assets may only be used to pay the promised benefit to participants, except in the event of the Company’s bankruptcy or insolvency. In the event of such an occurrence, Rabbi Trust assets are treated like all other corporate assets and are subject to the claims of all general creditors of the Company. Participants will be considered a general creditor and will have no greater rights to their balance than other general creditors.

The minimum dollar amount deferred for any year is $4,000 of salary and/or $4,000 of bonus. Compensation deferred after 2009 is only paid in cash.

A Company match is credited on all salary and bonus deferrals but with the amount of the match being equal to the rate of the 401(k) Company match (which is currently 100% of the first 1% and 50% of the next 5% of eligible compensation). The Company match on deferrals is made in cash. Each participant has a fully vested interest in the Company match.

Payment(s) of deferred amounts with respect to the deferrals made for a specific year will commence on April 15th of the year following the passage of the number of years specified by the individual in the deferral election for that year, or 30 days after the participant ceases to be an employee. Payment elections are made at the time of the deferral election. Payments are made in a lump sum or installments over a period of not more than 10 years. Any requested changes in the timing of the payments by participants must result in the extension of the existing payment date by at least an additional five years. Accelerated payment is provided for in the case of a Change in Control or a bona fide unforeseen financial hardship. Payments made upon a participant’s separation from service are delayed six months to the extent necessary to avoid penalties under Internal Revenue Code Section 409A. To the extent permitted under Internal Revenue Code Section 409A, certain amounts in a participant’s deferred compensation account, such as amounts deferred and vested prior to January 1, 2005, are not subject to Section 409A.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to NEOs upon termination of employment or in connection with a Change in Control (as defined below).

Payments Made Upon Termination
A NEO may be entitled to receive the following amounts earned during his/her term of employment regardless of the manner in which a NEO’s employment terminates, except where indicated to the contrary below:

•	Unpaid base salary through the date of termination;

•	Any accrued and unused vacation pay;

•	Any unpaid AICP amount with respect to a completed performance period (except in the event of termination for cause);

•	All accrued and vested benefits under the Pension Plan and the Pension Restoration Plan as described on pages 31-32;

•	All accrued and vested benefits under the Voluntary Deferred Compensation Plan For Key Employees as described on pages 32-33;

•	All vested equity awards granted under the Rogers' equity compensation plans (except in the event of termination for cause); and

•	All other benefits under the Company’s compensation and benefit programs that are available to all salaried employees and do not discriminate in scope, terms or operation in favor of the NEOs.

Payments Made Upon Retirement

In the event of the retirement of a NEO, in addition to the items listed under the heading Payments Made Upon Termination, the retiring NEO will receive the following benefits:

•	All outstanding unvested stock options will vest; and

•	A pro-rata portion of the NEO’s AICP award for the performance year in which the termination occurs, based on actual performance.

Effective in 2015, NEOs were entitled to pro-rata vesting for both time- and performance-based grants upon "Retirement," which is defined as termination of employment by the NEO after attaining age 60 with at least five years of service.

Payments Made Upon Death or Disability

In the event of the death or disability (as defined in the applicable compensation program) in addition to the benefits listed under the heading Payments Made Upon Termination above, the NEO will receive the following:

•	Benefits under Rogers’ disability plan or payments under Rogers’ life insurance plan, as appropriate;

•	All outstanding unvested stock options will vest;

•
A pro-rata portion of any performance-based restricted stock units vest based on employment and the Company’s actual performance during the performance period. Shares with respect to vested units will be paid at the end of the performance period;

•	A pro-rata portion of any time-based restricted stock units based on employment during the vesting period; and

•	A pro-rata portion of the NEO’s AICP award for the performance year in which the termination occurs based on actual performance.

In the case of Mr. Hoechner, all options granted to him in 2011 will become immediately vested in full due to a physical or mental incapacity resulting from injury, sickness or disease that prevents him from performing his duties for one hundred and eighty (180) days during any twelve month period.

Payments Made Upon Involuntary Termination of Employment without Cause Prior to a Change in Control

Rogers provides separation pay to all of its regular U.S. full-time salaried employees, including the NEOs, according to the current Severance Pay Plan for Exempt Salaried Employees Policy (the “Severance Policy”). The Severance Policy provides severance pay to eligible salaried employees whose employment is terminated by the Company without cause (a “Separation”). Benefits end on the last day worked and the amount of severance due under the plan is paid in a lump sum. Basic Severance Pay, as described below, is provided to eligible employees without any conditions, but the Additional Severance Pay, as described below, requires the employee to sign a General Release and Settlement Agreement. The number of weeks of salary is based on length of service as follows:

Length of Severance Pay
Length of Service	Basic Severance Pay	Additional Severance Pay	Total Severance with Signed Agreement
Under 6 months	4 weeks	2 weeks	6 weeks
1 year to under 4 years	4 weeks	4 weeks	8 weeks
4 years to under 7 years	4 weeks	6 weeks	10 weeks
7 years to under 21 years	4 weeks	8 weeks	12 weeks
	4 weeks	8 weeks plus 2 weeks for each year of service over 6 years	Based on years of service
21 years and more	4 weeks	36 weeks plus 1 week for each year of service over 6 years	Based on years of service

The Severance Policy may be amended, modified or terminated at any time by Rogers.

In the case of Mr. Hoechner, in lieu of payment provisions described above, the Committee agreed to pay Mr. Hoechner ninety (90) weeks of base salary and continued insured welfare benefits, each provided over a period of one year after a termination of his employment by the Company without cause, under the Severance Policy. These benefits may also be triggered if Mr. Hoechner’s employment ends due to a Constructive Termination (as defined below). This severance protection will remain in effect during his employment with Rogers at all times prior to a Change in Control (as described below). In addition, the stock options and time- based restricted stock units granted to Mr. Hoechner in 2011 will become fully vested if he becomes entitled to severance benefits as described above. Ms. Stipp's offer letter provides that she will be entitled to a severance benefit equal to 52 weeks of her salary and target bonus due to an involuntary termination of her employment by the Company other than for cause.

Payments Made Upon Certain Events in Connection with a Change in Control

Rogers has entered into Officer Special Severance Agreements with each of its US-based NEOs. These agreements, which are also referred to below as “Change in Control Agreements,” provide for enhanced severance benefits if there is a qualifying termination during the two year period beginning upon a change in control. The enhanced severance benefits under the Officer Special Severance Agreements are in lieu of any other severance benefits to which an NEO may be entitled under the Severance Policy or any other arrangements. The following severance benefits would be provided upon a qualifying termination of employment (as described below) within two years following a Change in Control (as described below):

•
Cash severance pay equal to two and one half (2.5) multiplied by the sum of (a) base salary plus (b) target annual incentive compensation and/or any other cash bonus awards last determined for the NEO (or, if greater, most recently paid prior to the Change in Control);

•	Pro-rata payment of the NEO’s annual target incentive compensation, except the President and CEO, who will receive a pro-rata payment based upon actual Company performance;

•	Continued medical, dental and life insurance benefits at active-employee rates, for a period of two and one half (2.5) years, subject to offset from subsequent employment;

•	Outplacement assistance up to six months; and

•	Reimbursement of legal and accounting fees and expenses incurred to enforce the agreement.

A qualifying termination of employment consists of (1) termination of employment by Rogers without cause or (2) resignation by the NEO due to a Constructive Termination. A NEO is not eligible for enhanced severance benefits under the Change in Control Agreements if his or her termination is due to death or disability. Stock options and time-based restricted stock units do not automatically vest upon a Change in Control (as defined below). Instead, such options and time-based restricted stock units will vest upon a Change in Control only if the NEO’s employment is terminated in a manner entitling him/her to severance benefits under the Officer Special Severance Agreement or if the buyer does not assume or replace the stock options. All performance- based restricted stock units shall vest on a pro-rata basis upon a Change in Control based upon the extent to which the Company and its affiliates have met the designated performance objectives as determined by the Committee.

All of the payments described above are limited to the extent that payment would result in triggering golden parachute excise taxes under Section 280G of the Internal Revenue Code.

A “Change in Control” for purposes of the Change in Control Agreements and as used in this section entitled Potential Payments on Termination or Change in Control generally consists of one or more of the following events:

•	Closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;

•	Closing of the sale of all of the Company’s common stock to an unrelated person or entity; or

•
Consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this paragraph, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of common stock of the Company by the persons described above immediately before the consummation of such transaction.

A “Constructive Termination” for purposes of the Change in Control Agreements generally includes any of the following actions by Rogers following a Change in Control:

•
A material reduction in the officer’s annual base salary as in effect immediately prior to a Change in Control or as the same may be increased from time to time, and/or a material failure to provide the executive with an opportunity to earn annual incentive compensation and long-term incentive compensation at least as favorable as in effect immediately prior to a Change in Control or as the same may be increased from time to time;

•	A material diminution in the officer’s authority, duties, or responsibilities as in effect at the time of the Change in Control;

•
A material diminution in the authority, duties, or responsibilities of the supervisor to whom the officer is required to report (it being understood that if the officer reports to the Board, a requirement that the officer report to any individual or body other than the Board will constitute “Constructive Termination” hereunder);

•	A material diminution in the budget over which the officer retains authority;

•
The Company’s requiring the officer to be based anywhere outside a fifty mile radius of the Company’s offices at which the officer is based as of immediately prior to a Change in Control (or any subsequent location at which the officer has previously consented to be based) except for required travel on the Company’s business to an extent that is not substantially greater than the officer’s business travel obligations as of immediately prior to a Change in Control or, if more favorable, as of any time thereafter; or

•	Any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of the Change in Control agreement.

The officer shall not be entitled to terminate employment with the Company on account of “Constructive Termination” unless the officer provides notice of the existence of the purported condition that constitutes “Constructive Termination” within a period not to exceed ninety (90) days of its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.

A termination “for Cause” for purposes of the Change in Control protection means the willful commission of material theft or embezzlement or other serious and substantial crimes against the Company and its subsidiaries.

Confidentiality and Non-Compete Agreements

The Company entered into confidentiality and non-compete agreements with most of its salaried employees, including its NEOs. These agreements generally prohibit the NEOs from accepting employment with a competitor of the Company for two years following termination of employment. If a NEO terminates employment prior to a Change in Control and cannot obtain employment at a rate of compensation at least equal to the rate in effect upon terminating employment with Rogers during this period, the NEOs may become entitled to additional payment from the Company. This payment will equal the difference between the executive’s current compensation and their last regular rate of compensation with the Company, reduced by any retirement or severance income. In lieu of making payments on account of an employment termination prior to a Change in Control, the Company can waive its rights to enforce the non-compete agreement. Enhanced severance benefits under the Officer Special Severance Agreement are contingent upon complying with non-compete obligations.

Assumptions Regarding Post Termination Table

The following table was prepared as though each NEO terminated employment on December 31, 2015, (the last business day of 2015) using the closing share price of Rogers’ common stock of $51.57 as of the last trading day of the fiscal year ending on December 31, 2015. The amounts under the column labeled “Termination by Rogers without Cause or Constructive Termination on or after a Change in Control” assumes that a Change in Control occurred on December 31, 2015. Because the employment of Mses. Stipp and Zhang and Messrs. Hoechner, Daigle, and Grudzien did not terminate and no Change in Control occurred on December 31, 2015, there can be no assurance that a termination of employment, a Change in Control or both would produce similar results to those described.

Equity Award Assumptions

•
Stock options vested on December 31, 2015, due to double trigger vesting (i.e., a Change in Control followed by a qualifying termination), death, disability or retirement, or solely in the case of Mr. Hoechner, a qualifying involuntary termination;

•
Stock options that become vested on an accelerated basis are in all events valued based on their option spread (i.e., the difference between the stock’s fair market value and the exercise price) on December 31, 2015;

•
Time-based restricted stock units vested on December 31, 2015, due to double trigger vesting, death or disability, or, solely in the case of Mr. Hoechner, a qualifying involuntary termination. With respect to 2013, 2014 and 2015 grants only, the number of performance- based restricted stock units that become earned and vested in connection with a double trigger vesting, death or disability is based on the probable level of achievement as of December 31, 2015; and

•	The value of each vested time-based restricted stock unit and vested performance-based restricted stock unit is estimated at $51.57 per share.

Annual Bonus Assumption

•	All amounts, if any, under Rogers’ AICP were earned for 2015 in full based on actual performance and are not treated as subject to the golden parachute excise tax upon a Change in Control; and

•	Earned amounts under Rogers’ AICP are treated as paid as regular compensation and are not included in the severance estimates.

Benefit Continuation Assumption

•	Medical, dental and life insurance benefit continuation costs for 2016 are based on rates for 2015.

Post Termination Table

Summary of Separation Benefits	Termination by Rogers without Cause absent a CIC		Termination by Rogers without Cause or by Constructive Termination on or after a CIC		Termination Due to Death or Disability		Termination Due to Retirement
Bruce D. Hoechner
Cash Severance	$1,081,731	(1)	$4,818,365	(3)	$0	(9)	$0
Accelerated Vesting of Unvested Equity	$0		$1,578,472	(4)	$1,088,971	(10)	$0
Benefits Continuation	$29,261	(2)	$72,315	(5)	$0		$0
Retirement Benefits	$0		$0		$0		$0
Outplacement Services	$0		$8,500	(7)	$0		$0
280G Payment Reduction	N/A		($3,104,121)	(8)	N/A		N/A
Total Pre-Tax Payment	$1,110,992		$3,373,531		$1,088,971		$0
Janice E. Stipp
Cash Severance	$600,000	(1)	$1,500,000	(3)	$0	(9)	$0
Accelerated Vesting of Unvested Equity	$0		$268,164	(4)	$76,592	(10)	$0
Benefits Continuation	$0		$72,315	(5)	$0		$0
Retirement Benefits	$0		$0		$0		$0
Outplacement Services	$0		$8,500	(7)	$0		$0
280G Payment Reduction	N/A		$0	(8)	N/A		N/A
Total Pre-Tax Payment	$600,000		$1,848,979		$76,592		$0
Robert C. Daigle
Cash Severance	$318,462	(1)	$1,655,365	(3)	$0	(9)	$0
Accelerated Vesting of Unvested Equity	$0		$499,934	(4)	$360,826	(10)	$0
Benefits Continuation	$20,062	(2)	$53,497	(5)	$0		$0
Retirement Benefits	$0		$257,600	(6)	$0		$0
Outplacement Services	$0		$8,500	(7)	$0		$0
280G Payment Reduction	N/A		$0		N/A		N/A
Total Pre-Tax Payment	$338,524		$2,474,896		$360,826		$0
Jeffrey M. Grudzien
Cash Severance	$196,062	(1)	$1,509,553	(3)	$0	(9)	$0
Accelerated Vesting of Unvested Equity	$0		$424,563	(4)	$303,403	(10)	$0
Benefits Continuation	$17,951	(2)	$72,087	(5)	$0		$0
Retirement Benefits	$0		$170,997	(6)	$0		$0
Outplacement Services	$0		$8,500	(7)	$0		$0
280G Payment Reduction	N/A		$0	(8)	N/A		N/A
Total Pre-Tax Payment	$214,013		$2,185,700		$303,403		$0
Helen Zhang
Cash Severance	$0		$0		$0		$0
Accelerated Vesting of Unvested Equity	$0		$323,172	(4)	$133,838	(10)	$0
Benefits Continuation	$0		$0		$0		$0
Retirement Benefits	$0		$0		$0		$0
Outplacement Services	$0		$0		$0		$0
280G Payment Reduction	N/A		N/A		N/A		N/A
Total Pre-Tax Payment	$0		$323,172		$133,838		$0
David Mathieson
Cash Severance							$0
Accelerated Vesting of Unvested Equity							$0	(11)
Benefits Continuation							$0
Retirement Benefits							$0
Outplacement Services							$0
280G Payment Reduction							N/A
Total Pre-Tax Payment							$0

(1)
Messrs. Daigle and Grudzien are eligible to receive cash severance benefits (base salary only) under the Severance Policy, while Mr. Hoechner and Ms. Stipp are eligible to receive severance benefits under their offer letters. The severance period (assuming, in the cases of Messrs. Daigle and Grudzien, the NEO signs a General Release and Settlement Agreement) for these executives is 47, 31, 90 and 52 weeks, respectively.

(2)
Reflects Rogers' cost to provide Messrs. Hoechner, Daigle and Grudzien 52, 47 and 31 weeks, respectively, of continued medical, dental, vision, and life insurance under the Severance Policy, or, in the case of Mr. Hoechner, pursuant to his offer letter.

(3)
Represents cash severance pay equal to two and one-half times the sum of the executive’s base salary plus the higher of target bonus or the last actual paid bonus (paid in 2015 for services in 2014). No pro-rata AICP payment is reflected in this calculation because AICP payments were already fully earned by the NEO's continuing employment as of December 31, 2015.

(4)
Represents the in-the-money value of all unvested and outstanding stock options based on a stock price of $51.57 as of December 31, 2015. Stock options and time-based restricted stock units granted under the Rogers Corporation 2009 Long-Term Equity Compensation Plan become fully vested upon a qualifying termination event occurring within two years of a Change in Control. Performance-based restricted stock units vest pro-rata based on the performance achieved (as determined by the Compensation and Organization Committee) during the performance period. The data reflects acceleration of the 2014 and 2015 performance-based restricted stock units on a pro-rata basis assuming the achievement of targeted performance, respectively, as of December 31, 2015. This amount does not reflect the value of all outstanding equity awards as set forth on the “Outstanding Equity Awards at End of Fiscal Year 2015."

(5)	Represents the cost to the Company of providing medical, dental, and life insurance for two and one-half years.

(6)	Represents the incremental benefits provided under the Rogers Corporation Pension Restoration Plan.

(7)	Represents the present value of 6 months of outplacement services.

(8)
Represents the estimated reduction as of December 31, 2015 to the payments set forth in this column as required in order to avoid triggering excise taxes under Section 280G of the Internal Revenue Code. The reported figure does not take into account that amounts may not be subject to reduction under Section 280G on account of being treated as reasonable compensation.

(9)	No pro-rata AICP payment is reflected in this estimate because AICP payments were fully earned by the NEO's continuing employment as of December 31, 2015.

(10)
Represents (i) the in-the-money value of all unvested and outstanding stock option, (ii) the fair market value of the pro-rata portion of the performance- based restricted stock units (based on the probable level of achievement as of December 31, 2015) and (iii) the fair market value of the time-based restricted stock units that are subject to accelerated vesting in the case of death or disability.

(11)
Mr. Mathieson stepped down as CFO in November 2015 and retired from the Company on December 31, 2015. Because he had not been with the Company for five years prior to his retirement, he was not entitled to accelerated vesting of any outstanding but unvested equity awards upon his retirement. Similarly, because none of the other NEOs had attained the age of 60 and had at least five years of service as of December 31, 2015, they would not have been eligible to receive retirement benefits as of that date.

Proposal 2: Vote on a Non-Binding Advisory Resolution to Approve the Compensation of NEOs

In accordance with Section 14A of the Exchange Act, we are requesting shareholder approval, on a non-binding advisory basis, of the compensation of our named executive officers as presented under the heading “Compensation Discussion and Analysis” beginning on page 17.

Executive compensation is an important matter for Rogers and our shareholders. We believe that our executive compensation program provides an appropriate balance between salary and incentive compensation as well as an appropriate balance between risk and reward so that such compensation practices are strongly aligned with the long-term interests of our shareholders.

We urge you to carefully read the Compensation Discussion and Analysis section of this proxy statement for additional details on Rogers’ executive compensation, including Rogers’ compensation philosophy and the 2015 compensation of our named executive officers. Our Board of Directors believes that our executive compensation program is effective in implementing our compensation philosophy.

Although the advisory vote is non-binding, our Compensation and Organization Committee will review the results and consider the outcome of this vote in making determinations regarding our executive compensation program.

Vote Required and Recommendation of the Board of Directors

The advisory vote on the compensation of our named executive officers will be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 3: Ratification of PricewaterhouseCoopers LLP as Independent Auditor

We are asking our shareholders to ratify the selection of PwC as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the committee may select a different independent auditor at any time during the year if it determines that this would be in the best interests of Rogers and our shareholders. Rogers expects representatives of PwC to attend the annual meeting. They will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

As previously reported, on July 17, 2015 the Audit Committee of the Board approved the engagement of PwC as the Company's independent registered public accounting firm and the dismissal of Ernst & Young LLP (EY), effective as of July 31, 2015, following the filing of our second quarter Form 10-Q.

The reports of EY on the Company’s consolidated financial statements for the years ended December 31, 2013 and 2014 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2013 and 2014 and the subsequent interim period through July 31, 2015, there were no (i) disagreements (as such term is defined in SEC regulations) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of EY would have caused EY to make reference thereto in its reports on the financial statements of the Company for such fiscal periods or (ii) reportable events (as that term is defined in SEC regulations). The Company previously requested a letter from EY addressed to the SEC indicating whether it agreed with the above disclosures. A copy of EY’s letter dated July 31, 2015 is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K/A filed on August 3, 2015.

During the years ended December 31, 2013 and 2014 and the subsequent interim period through July 17, 2015, neither the Company, nor anyone on its behalf, consulted PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement (as that term is defined in SEC regulations) or a reportable event (as that term is defined in SEC regulations).

Fees of Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to Rogers by PwC and EY for the fiscal years shown.

	PwC 2015	EY 2014
Audit Fees (1)	$1,742,000	$2,023,500
Audited-Related Fees (2)	$35,000	$17,000
Tax Fees (3)	$140,972	$36,900
All Other Fees (4)	—	—
Total	$1,917,972	$2,077,400

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the Independent Registered Public Accounting Firm in connection with statutory and regulatory filings or engagements. Amounts for both 2014 and 2015 also include fees for the required audits of the Company’s internal control over financial reporting.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”. This category includes fees related primarily to accounting consultations.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance; tax planning and compliance work in connection with acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above; however, there were no such fees in either year.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chairperson when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related, tax and other services provided by EY and PwC in fiscal year 2015 and related fees were approved in accordance with the Audit Committee’s policy.

Vote Required for Ratification and Recommendation of the Board of Directors

The affirmative vote of a majority of the votes properly cast on this proposal shall constitute approval of the ratification of the appointment of PwC as Rogers’ independent registered public accounting firm for 2016. Abstentions will not have any effect on the outcome of the proposal. As previously noted, if shares are held in street name by a nominee, that nominee has discretionary authority to vote shares held through it in the absence of instructions regarding how such shares should be voted.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Rogers’ independent registered public accounting firm for 2016.

Related Party Transactions

Since January 1, 2015, neither Rogers nor any of its subsidiaries has been a participant in any transaction, other than compensation paid for services rendered as an executive officer or director, in which any of its executive officers, directors, 5% shareholders, or any immediate family member of the foregoing (with any one of these being a "Related Party") has a material interest.

Policies and Procedures for Approval of Related Party Transactions

Rogers’ Code of Business Conduct and Ethics, which sets forth standards applicable to all directors, officers and employees of Rogers, prohibits the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of this Code for a director or an officer may only be granted by the Nominating and Governance Committee of the Board of Directors (as used in this section, the "Committee"). Any waiver of this Code that is granted to a director or an officer would be posted on Rogers’ website, or otherwise publicly disclosed, as required by applicable law or NYSE rules and regulations. Waivers for other employees must be approved by certain members of senior management.

In addition, to supplement the Code of Business Conduct and Ethics the Board of Directors has adopted a Related Party Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) the amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) Rogers was, is or will be a participant (even if not necessarily a party); and (iii) a Related Party has or will have a direct or indirect interest (other than solely being a director or less than 10 percent beneficial owner of another entity) (with such transactions being "Interested Transactions").

The Committee reviews the material facts relating to all Interested Transactions and either approves or disapproves of the Company’s entry into the Interested Transaction, subject to certain exceptions. If advance Committee approval of an Interested Transaction is not feasible, then at the Committee’s next meeting, the Interested Transaction will be considered and, if the Committee determines it to be appropriate, ratified (or if not ratified, the Committee will determine if the transaction should be terminated). In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances, whether the Interested Transaction is material to the Company, the role the Related Party has played in arranging the Interested Transaction, and the extent of the Related Party’s interest in the Interested Transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Rogers’ executive officers and directors, and persons who own more than 10% of Rogers’ capital stock, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required to furnish Rogers with copies of all reports they file.

Based solely on Rogers’ review of the copies of such forms it has received, and written representations from certain reporting persons, Rogers believes that all of its executive officers and directors, and persons who own more than 10% of Rogers’ capital stock, complied with all Section 16(a) filing requirements applicable to them during Rogers’ year ended December 31, 2015.

Shareholder Proposals and Other Shareholder Business at the 2017 Annual Meeting of Shareholders

The Nominating and Governance Committee will consider director nominees recommended by shareholders as set forth below. To be considered for inclusion in Rogers’ proxy statement and form of proxy in connection with the 2017 Annual Meeting of Shareholders, shareholder proposals must be received by Rogers on or before November 24, 2016. In addition, the Company’s bylaws establish an advance notice procedure for shareholders to present business to be conducted at the 2017 Annual Meeting. In order for a shareholder to present a proposal at the 2017 Annual Meeting pursuant to the advance notice bylaw, Rogers must receive written notice of the proposal no earlier than November 7, 2016 and no later than December 7, 2016, and the written notice must comply with the requirements of the Company’s bylaws.

Under the company’s bylaws, a shareholder who wishes to directly nominate a director candidate at the 2017 Annual Meeting of Shareholders (i.e., to propose a candidate for election who is not otherwise nominated through the process described above) must give the company written notice no earlier than November 7, 2016 and no later than December 7, 2016. The notice must contain prescribed information about the candidate and about the shareholder proposing the candidate, as described in more detail in the bylaws.

All shareholder proposals or notices of an intention to nominate a director or present other business at the 2017 Annual Meeting of Shareholders should be marked for the attention of the Office of the Corporate Secretary, Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188.

Solicitation of Proxies

Rogers will pay the cost of soliciting proxies, including preparing, assembling and mailing the Notice Regarding the Availability of Proxy Materials, proxy statement, proxy card and other proxy materials, except for some costs associated with individual shareholders’ use of the Internet or telephone. In addition to solicitations by mail, officers and employees of Rogers may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Rogers will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of capital stock held of record by such persons. Rogers will upon request reimburse brokers and other persons for their related reasonable expenses. In addition, Rogers has retained Alliance Advisors LLC to assist it in the solicitation of proxies at a cost of approximately $4,000 plus reimbursement of certain expenses.

"Householding" of Proxy Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single Notice Regarding the Availability of Proxy Materials, and, for those who request, a single paper copy of the proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with account holders who are Rogers’ shareholders will be “householding” proxy materials. A single Notice Regarding the Availability of Proxy Materials and, for those who request, a single paper copy of the proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive a separate Notice Regarding the Availability of Proxy Materials, proxy statement and/or annual report, please notify the broker and send a written request to Rogers Corporation, Office of the Corporate Secretary, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188 (phone: 860-774-9605) and Rogers will promptly deliver a separate copy of the proxy statement and annual report to such shareholder. Shareholders who share the same address, who currently receive multiple copies of the Notice Regarding the Availability of Proxy Materials, proxy statement and annual report and would like to request “householding” of such information should contact their broker or Rogers.

Communications with Members of the Board of Directors

Although the Board of Directors has not formally adopted a process by which shareholders may communicate directly with directors, it believes that the procedures currently in place and described below will continue to serve the needs of the Board and shareholders. Until such time as the Board may adopt a different set of procedures, any such shareholder communications should be sent to the Board of Directors, Rogers Corporation, One Technology Drive, P. O. Box 188, Rogers, Connecticut 06263-0188, c/o Office of the Corporate Secretary of the Company. At the present time, all such communications sent by shareholders to the above address will be forwarded to the Lead Director of the Board for consideration.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 6, 2016

This proxy statement and our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the Securities and Exchange Commission, are available at https://materials.proxyvote.com/default.aspx?ticker=775133

Availability of Certain Documents

Rogers Corporation maintains a website at http://www.rogerscorp.com. Rogers’ Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Related Party Transactions Policy, Audit Committee Charter, Compensation and Organization Committee Charter and Nominating and Governance Committee Charter are each available in a printable format on this page of the website: http://www.rogerscorp.com/cg/. Rogers Corporation’s website is not incorporated into or a part of this proxy statement.

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ROGERS CORPORATION
ONE TECHNOLOGY DRIVE
P.O. BOX 188
ROGERS, CT 06263-0188

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2016 (May 3, 2016 for employee stock purchase plan participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2016 (May 3, 2016 for employee stock purchase plan participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E02571-P71941	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ROGERS CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual
			All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends a vote FOR						number(s) of the nominee(s) on the line below.
the following:
1.	Election of Directors		☐	☐	☐

Nominees
	01) Keith L. Barnes	05) William E. Mitchell
	02) Michael F. Barry	06) Ganesh Moorthy
	03) Bruce D. Hoechner	07) Helene Simonet
	04) Carol R. Jensen	08) Peter C. Wallace

The Board of Directors recommends a vote FOR proposals 2 and 3.
		For	Against	Abstain

2.	To vote on a non-binding advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Rogers Corporation for the fiscal year ending December 31, 2016.	☐	☐	☐
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

As a shareholder, you are entitled to vote at this year's Annual Meeting of Shareholders and are encouraged to do so by dating, signing and returning the proxy card as soon as possible.

PLEASE ACT PROMPTLY

DATE, SIGN AND MAIL YOUR PROXY CARD TODAY

∇	Please detach and mail in the envelope provided only IF you are not voting via telephone or Internet.	∇
E02572-P71941

ROGERS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
MAY 6, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints JAY B. KNOLL and JANICE E. STIPP, and each of them, acting singly, with full power of substitution, as attorneys and proxies of the undersigned, to vote all shares of capital stock of Rogers Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Rogers Corporation to be held on May 6, 2016 at 10:30 a.m., local time, at the Hyatt Harborside Hotel at Logan International Airport, 101 Harborside Drive, Boston, Massachusetts 02128 and any adjournment thereof. The proxies are authorized to vote all shares of stock in accordance with the instructions and with discretionary authority upon such other business as may properly come before the meeting or any adjournment thereof. The proxies will vote as The Board of Directors recommends where a choice is not specified.

Address Changes/Comments: _______________________________________________________________
__________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side